UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Tenneco Inc.

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Proxy Statement and

Notice of 2020 Annual Meeting

Pioneering global ideas for cleaner air and

smoother, quieter and safer transportation

Tuesday, May 12, 2020 at 10:00 a.m., Central Time

To the Stockholders of Tenneco Inc.:

I cordially invite you to attend Tenneco’s 2020 Annual Meeting of Stockholders to be held Tuesday, May 12, 2020, at 10:00 a.m., Central Time. This year’s annual meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus outbreak (COVID-19). Stockholders may participate in this year’s annual meeting by visiting the following website www.virtualshareholdermeeting.com/TEN2020.

Your vote is very important! Whether or not you plan to attend the annual meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

A record of our activities for the year 2019 is contained in our Form 10-K. Thank you for your confidence and continued support.

Brian J. Kesseler

Chief Executive Officer

Tenneco Inc.

April 1, 2020

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

What:	The Annual Meeting of Stockholders of Tenneco Inc. (the “Annual Meeting”)

When:	Tuesday, May 12, 2020 at 10:00 a.m., Central Time

Where:	Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TEN 2020, you must enter the control number found on your proxy card, voting instruction form or Notice card.

Items of

Business:	1. To elect the 11 director nominees listed in this proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2020;

3.	To approve our executive compensation in an advisory vote;

4.	To approve the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated; and

5.	To consider any other matters, if properly raised.

Who may vote:	Owners of class A voting common stock (“class A common stock”) as of the close of business on March 25, 2020 may vote at the Annual Meeting.

Voting:	YOUR VOTE IS VERY IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting virtually. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, but if you are not able to attend virtually, please submit your vote as soon as possible as instructed in the Notice, proxy card or voting instruction form. You can vote via mail, telephone or the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting using one of these methods.

Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access our proxy materials and our Form 10-K on the Internet and, if they prefer, how to request paper copies of these materials.

Questions:	For any questions regarding the Annual Meeting, please contact Tenneco at (847) 482-5000, attention: Corporate Secretary.

By Order of the Board of Directors

Brandon B. Smith

Corporate Secretary

Lake Forest, Illinois

April 1, 2020

The Notice of Annual Meeting of Stockholders and the attached proxy statement are first being made available to stockholders of record as of March 25, 2020 on or about April 1, 2020.

i

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2020

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 1, 2020 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the 2020 Annual Meeting of Stockholders and our Form 10-K (which includes our audited financial statements) on the internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request paper copies of our proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or by mail. We elected to use electronic notice and access for our proxy materials because this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our Annual Meeting of Stockholders. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

PROXY STATEMENT

The Board of Directors (the “Board”) of Tenneco Inc. first released these proxy materials to our stockholders on or about April 1, 2020. We are furnishing this proxy statement in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting of Stockholders on May 12, 2020 or at any adjournment or postponement thereof (the “Annual Meeting”). All references to “Tenneco,” “we,” “us,” “our” and “the company” refer to Tenneco Inc. and its consolidated subsidiaries.

PROXY SUMMARY

The following summary sets forth information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

Annual Meeting of Stockholders

WHEN: May 12, 2020, at 10:00 a.m., Central Time.

WHERE: Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TEN 2020, you must enter the control number found on your proxy card, voting instruction form or Notice card.

You are entitled to vote at the meeting if you were a holder of record of our class A voting common stock (“class A common stock”) at the close of business on March 25, 2020. Please see pages 4-6 for instructions on how to vote your shares.

Voting Recommendations of the Board

Item	Description	Our Board’s Recommendation	Page
1.	Elect Directors	FOR EACH NOMINEE RECOMMENDED BY OUR BOARD	8
2.	Ratify appointment of the independent auditor	FOR	77
3.	Approve, on an advisory basis, executive compensation	FOR	79
4.	Approve the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated (the “Amended and Restated 2006 LTIP”)	FOR	81

Director Nominees

The Board has nominated the following 11 individuals to stand for election for a one-year term expiring at the annual meeting of stockholders to be held in 2021. Roger B. Porter and David B. Price, Jr. will not be standing for re-election at the Annual Meeting. Effective upon the Annual Meeting, the size of the Board will be reduced from 13 to 11 directors. Each nominee is independent, other than Messrs. Kesseler and Sherrill. You can find additional information under “Election of Directors (Item 1)” beginning on page 8.

Name	Age	Director Since	Professional Background	Standing Board Committees
Roy V. Armes	67	2020	Former President and CEO, Cooper Tire & Rubber Company	Nominating / Governance
SungHwan Cho	45	2019	CFO, Icahn Enterprises L.P.
Thomas C. Freyman	65	2013	Former CFO, Abbott	Audit, Compensation
Denise Gray	57	2019	President of LG Chem Michigan Inc. Tech Center	Audit, Compensation
Brian J. Kesseler	53	2016	CEO, Tenneco
Dennis J. Letham	68	2007	Former CFO, Anixter International	Audit
James S. Metcalf	62	2014	Chairman of the Board and CEO, Cornerstone Building Brands; Former Chairman, President and CEO, USG Corporation	Compensation
Aleksandra A. Miziolek	63	2020	Former Chief Transformation Officer and former Senior Vice President and General Counsel, Cooper-Standard Holdings Inc.	Nominating / Governance
Gregg M. Sherrill	67	2007	Chairman of the Board, Tenneco; Former Chairman and CEO, Tenneco
Charles K. Stevens III	60	2020	Former Executive Vice President and Senior Advisor and former Executive Vice President and Chief Financial Officer of General Motors Company	Compensation, Nominating / Governance
Jane L. Warner	73	2004	Former Executive Vice President, Illinois Tool Works	Audit, Nominating / Governance

Key Features of Our Executive Compensation Program

•	Pay-for-performance strategy aligns executive and stockholder financial interests (page 38)

•	Incentive compensation made up approximately 87.5% of target CEO pay granted for 2019 (page 36)

•	Incentive pay programs feature multiple performance metrics (pages 40-46)

•	Rigorous stock ownership requirements for officers and directors (page 49)

•	No pledging or hedging of Tenneco stock by officers or directors (page 50)

•	Clawback policy that requires reimbursement of incentive compensation in certain circumstances (page 50)

Governance Highlights

•	Eleven of our 13 current directors and nine of our 11 nominees are independent (page 20)

•

Ongoing Board and governance refreshment process, including the appointment of a new Lead Independent Director, fully independent committees that have been reconstituted, effective April 1, 2020, and five of nine independent director nominees have joined our Board in the past year

•

Directors elected annually and majority voting for all directors in an uncontested election (plurality voting in a contested election), with a resignation policy for directors who fail to receive the required vote

•	Stockholders meeting certain requirements may nominate directors and have them included in the proxy statement, known as “proxy access” (pages 25-26)

•	Extensive Board oversight of risk management, with particular focus on our strategic, operational, compliance and financial risks (pages 21-22)

•	Separate Chairman and CEO roles (pages 20-21)

•	Executive sessions of non-management directors are conducted regularly (page 21)

•	Comprehensive annual self-assessments of Board and its committees

•	Code of Conduct for directors, officers and employees and an additional Code of Ethical Conduct for Financial Managers that applies to our CEO, CFO and other key financial managers

•	Published our Corporate Social Responsibility and Sustainability Report

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	The election of the 11 director nominees named in this proxy statement to our Board, each for a term of one year;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2020;

•	To approve our executive compensation in an advisory vote; and

•	To approve the Amended and Restated 2006 LTIP.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote your shares, and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our partners and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically, but your right to vote will not be affected. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 25, 2020. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TEN 2020 you must enter the control number found on your proxy card, voting instruction form or notice card.

Shares held in your name as the stockholder of record or beneficial owner in street name may be voted electronically during the annual meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our class A common stock at the close of business on March 25, 2020 are entitled to vote. There were 57,463,358 shares of class A common stock outstanding on March 25, 2020. Stockholders are entitled to cast one vote per share of class A common stock on all matters. There were 23,793,669 shares of class B non-voting common stock outstanding on March 25, 2020.

How do I vote my shares in person at the Annual Meeting?

You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, but if you are not able to attend virtually, please submit your vote as soon as possible as instructed in the Notice, proxy card or voting instruction form.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet — You can vote over the internet by following the instructions on the Notice or proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by internet or by telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through the company’s 401(k) plans, you may vote via the internet or by telephone until 11:59 p.m. Eastern Time, on May 11, 2020, or the company’s agent must receive your paper proxy card on or before May 11, 2020. If you hold your shares through the company’s 401(k) plans, you may vote via the internet or by telephone until 11:59 p.m., Eastern Time, on May 7, 2020, or the company’s agent must receive your paper proxy card on or before May 7, 2020.

How will my proxy be voted?

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made.

If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR the election of all nominees for election as director described in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2020;

•	FOR the approval, in an advisory vote, of our executive compensation;

•	FOR the approval of the Amended and Restated 2006 LTIP; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date (including by telephone or by internet) or by attending virtually and voting during the Annual Meeting. Virtual attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, by attending virtually and voting during the Annual Meeting.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the Annual Meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of class A common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you virtually attend the Annual Meeting to vote during the meeting, your shares of class A common stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The election of directors (Item 1), the advisory vote on executive compensation (Item 3) and the approval of the Amended and Restated 2006 LTIP (Item 4) are “non-discretionary” items. If you do not instruct your bank, broker or other record holder how to vote with respect to any of these items, your bank, broker or other record holder may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director (Item 1). A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast. Because the election of directors is determined on the basis of a majority of the votes cast, abstentions and broker non-votes have no effect on the election of directors.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2020 (Item 2) and to approve our executive compensation in an advisory vote (Item 3). Because the vote standard for the approval of these proposals is a majority of shares present and entitled to vote, abstentions have the effect of a vote against the proposals and broker non-votes have no effect on the proposals.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Amended and Restated 2006 LTIP (Item 4). Because the vote standard for the approval of this proposal is a majority of the votes cast, abstentions have the effect of a vote against the proposal and broker non-votes have no effect on the proposal.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

How is the solicitation being made?

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, at an estimated cost of $25,000 plus expense reimbursement.

Does Tenneco allow stockholders to have proxy access for the nomination of directors?

Yes. The Board has adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the company’s proxy statement and form of proxy. See “Submission of Stockholder Proposals” for further information.

Where can I find more information about Tenneco?

We file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). This information is available at our website at http://www.tenneco.com and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF DIRECTORS (ITEM 1)

Our Board is currently comprised of 13 directors, Roy V. Armes, SungHwan Cho, Thomas C. Freyman, Denise Gray, Brian J. Kesseler, Dennis J. Letham, James S. Metcalf, Aleksandra A. Miziolek, Roger B. Porter, David B. Price, Jr., Gregg M. Sherrill, Charles K. Stevens III and Jane L. Warner. Messrs. Porter and Price will not be standing for re-election at the Annual Meeting. Effective upon the Annual Meeting, the size of the Board will be reduced from 13 to 11 directors.

Unless otherwise indicated in your proxy, the persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Governance Committee of the Board.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

If an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting of stockholders at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. The director whose resignation is under consideration will not participate in the recommendation of the Nominating and Governance Committee or the Board’s decision with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board (but not below the minimum number of directors required under our Certificate of Incorporation).

Included in the incumbent directors nominated for re-election are Messrs. Roy V. Armes and Charles K. Stevens III, and Ms. Aleksandra A. Miziolek, who were each appointed by the Board as a director effective March 10, 2020, February 5, 2020 and March 18, 2020, respectively, after being identified by an independent third-party search firm that was engaged by our Nominating and Governance Committee.

In connection with the closing of the Federal-Mogul acquisition, on October 1, 2018, the company, Icahn Enterprises L.P. (“IEP”), American Entertainment Properties Corp. (“AEP”) and Icahn Enterprises Holdings L.P. (“IEH”) entered into a Shareholders Agreement (the “Shareholders Agreement”). Mr. Cho, who is the chief financial officer of IEP, was elected to our board as the representative of IEP and is nominated for election at the Annual Meeting pursuant to the terms of the Shareholders Agreement. See “Corporate Governance — Related Party Transactions”.

MEMBERS OF THE BOARD

Nominees for Election to the Board

The Board recommends that you vote FOR each nominee listed below.

Roy V. Armes Age: 67 Committee: Nominating and Governance

Mr. Armes is the former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company (“Cooper”), a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires. Prior to joining Cooper in January 2007, Mr. Armes concluded an extensive career at Whirlpool Corporation, where he served in a variety of leadership positions across the company, both in the U.S. and key emerging markets globally, most recently serving as Senior Vice President, Project Management Office. Mr. Armes holds a bachelor’s degree in mechanical engineering from the University of Toledo. Mr. Armes has served as a director of AGCO Corporation since 2013 and The Manitowoc Company, Inc. since 2018. He formerly was a board member of JLG Industries, Inc. Mr. Armes joined our Board in March 2020. As the former Chairman, President and Chief Executive Officer of Cooper, Mr. Armes brings significant industry knowledge and experience in the automotive aftermarket and with original equipment manufacturers, the two primary channels through which Tenneco sells its products.

SungHwan Cho Age: 45

Mr. Cho has served as Chief Financial Officer of IEP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IEP since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; IEP, since September 2012; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012 (and has been Chairman of the Board of CVR Energy since June 2018). In addition, Mr. Cho serves as a director of certain wholly-owned or majority-owned subsidiaries of IEP, including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals, LLC, a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a director (from June 2015) of Ferrous Resources Limited, an iron ore mining company, until August 2019; a director (from January 2013) and Chairman of the Board (from June 2018) of CVR Refining, LP, an independent downstream energy limited partnership, until January 2019; a member of the executive committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013; a director (from June 2011) and Chairman of the Board (from July 2014) of American Railcar Industries, Inc., a railcar manufacturing company, until December 2018, and a director of Federal-Mogul Holdings LLC until October 2018. Mr. Cho received a bachelor’s degree in Computer Science from Stanford University and an M.B.A. from New York University, Stern School of Business. He has been a director of our company since 2019.

Mr. Cho’s broad range of directorships and executive positions over his career brings valuable experience to our Board.

Thomas C. Freyman Age: 65 Committees: Audit (Chair), Compensation

Mr. Freyman served as Executive Vice President, Finance and Administration for Abbott Laboratories from June 2015 until his retirement in February 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance for Abbott since 2004. He was first appointed Chief Financial Officer and Senior Vice President, Finance in 2001. From 1999 to 2001, he served as Vice President and Controller of Abbott’s Hospital Products Division. Prior to that, he held a number of financial planning and analysis positions with Abbott including Treasurer for Abbott’s international operations and Corporate Vice President and Treasurer. Mr. Freyman holds a bachelor’s degree in Accounting from the University of Illinois and a master’s degree in management from Northwestern University. Mr. Freyman is a director of Hanger, Inc. and Allergan plc. He has been a director of our company since 2013.

As a former Chief Financial Officer of a Fortune 200 company†, Mr. Freyman brings substantial expertise in finance and accounting to our Board and our Audit Committee. Throughout his more than 30-year career with Abbott, Mr. Freyman served in diverse financial and accounting roles throughout Abbott’s global organization. Prior to his career with Abbott, he was a certified public accountant with the firm of Ernst & Whinney (now Ernst & Young) where he gained substantial experience in auditing, tax and financial reporting. The Board has designated Mr. Freyman as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

†	At the time of his retirement.

Denise Gray Age: 57 Committees: Audit, Compensation

Ms. Gray is currently president of LG Chem Michigan Inc. Tech Center in Troy, Michigan overseeing the North American subsidiary of South Korean LG Chem Ltd., one of the world’s largest lithium-ion battery manufacturers. Prior to that she was President and Chief Executive Officer of LG Chem Power, Inc., a company focused on bringing lithium-ion polymer battery technology to North America for applications in the automotive and commercial markets from September 2015 until March 2018. From March 2013 until September 2015 she was Vice President, Powertrain Electrification at AVL List GMBH in Graz, Austria and North America. She also spent 30 years at General Motors in roles of increasing responsibility including heading up Global Battery Systems Engineering where she was recognized as “the battery czar,” and a driving force behind General Motors’ Chevrolet Volt vehicle. She holds a bachelor’s degree in Electrical Engineering from Kettering University and a master’s degree in Engineering Management Technology from Rensselaer Polytechnic Institute. She has been a director of our company since 2019.

With over 30 years of experience in the automotive industry, Ms. Gray has substantial understanding of the opportunities and needs of our business. Her current and former leadership roles as a President and Chief Executive Officer of companies at the forefront of battery technology bring valuable insight into the future direction of the automotive industry to our company.

Brian J. Kesseler Age: 53

Mr. Kesseler was named our Chief Executive Officer in January 2020 and served as our Co-Chief Executive Officer from October 2019 to January 2020. Mr. Kesseler joined Tenneco in January 2015 as our Chief Operating Officer until his appointment in May 2017 as our Chief Executive Officer. Prior to that, Mr. Kesseler was president of Johnson Controls Power Solutions, and served as Chief Operating Officer for that business from May 2012 until January 2013. He originally joined Johnson Controls in 1994 and served in leadership roles of increasing responsibility including, from 2009 to 2012, in the Building Efficiency division, where he was Vice President and General Manager with responsibility for Europe Systems & Services, North America Service and the Unitary Products Group. Prior to Johnson Controls, he was with Ford Motor Company, serving in the North America Assembly operations. Mr. Kesseler holds a bachelor’s degree in Finance from Michigan State University and an M.B.A. from Baldwin-Wallace College. He has been a director of our company since 2016.

Mr. Kesseler brings to our Board more than 30 years of experience in the automotive industry in increasingly senior management roles. As Chief Operating Officer, he oversaw our global operations for over two years, including in key growth areas. Mr. Kesseler has extensive knowledge of our company and its global operations. That, together with his passion for our industry, leadership qualities and track record of elevating performance, makes him a particular asset to our company, both as a member of the Board and as our Chief Executive Officer.

Dennis J. Letham Age: 68 Committee: Audit

Mr. Letham served as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc. from 1995 until his retirement in June 2011, where he oversaw the company’s finance, accounting, tax, legal, human resources and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International, which he joined in 1993. Previously, he had a 10-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelor’s degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham is a director of Extra Space Storage Inc. and chairman of its audit committee and was a director of Interline Brands, Inc. and chairman of its audit committee through August 2015 when it was sold to The Home Depot, Inc. He has been a director of our company since 2007.

Mr. Letham’s substantial experience in finance and accounting makes him a valuable asset to our Board and our Audit Committee. Throughout his more than 40-year career, Mr. Letham has gained a deep understanding of the operations and financial reporting and accounting functions of large organizations. His 15 years of experience as the Chief Financial Officer of Anixter, a large international public company, give him substantial insight into the complex financial, accounting and operational issues that a large multinational company such as ours can encounter. Further, with his background in public accounting, he brings particular insight to the external and internal audit functions. The Board has designated Mr. Letham as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

James S. Metcalf Age: 62 Committee: Compensation (Chair)

Mr. Metcalf is Chairman of the Board and Chief Executive Officer of Cornerstone Building Brands, the newly merged NCI Building Systems, Inc. and Ply Gem Building Products Company. He retired in October 2016 as the Chairman, President and Chief Executive Officer of USG Corporation. At the time of his retirement, he had served as its Chairman since December 2011 and had served as its Chief Executive Officer and President since January 2011. From January 2006 through January 2011, he was President and Chief Operating Officer of USG. Prior to that Mr. Metcalf held many positions at USG including President, Building Systems; President and Chief Executive Officer, L&W Supply; Senior Vice President, Sales and Marketing, USG Interiors, Inc.; Vice President, National Accounts, United States Gypsum Company; Director, Retail Marketing, USG Corporation; Director, Retail Sales, USG Interiors, Inc.; and National Accounts Manager, United States Gypsum Company. He also serves as a board member for the National Association of Manufacturers and as a policy advisory board member for the Joint Center for Housing Studies at Harvard University. Mr. Metcalf holds a bachelor’s degree from The Ohio State University. He also holds an M.B.A. from Pepperdine University and completed the Stanford Executive Program. He has been a director of our company since 2014.

As a current and former Chief Executive Officer of major manufacturers of construction materials, Mr. Metcalf brings substantial executive leadership experience to our Board and our Nominating and Governance Committee. Further, Mr. Metcalf’s service in leadership roles in multiple areas within a large manufacturing company gives him particular insight into the types of strategic, operational and financial issues faced by companies such as ours.

Aleksandra (“Aleks”) A. Miziolek Age: 63 Committee: Nominating and Governance

Ms. Miziolek concluded an approximately 6-year tenure in 2019 with Cooper-Standard Holdings Inc., a leading global supplier of systems and components for the automotive industry, most recently serving as Chief Transformation Officer. In this role, Ms. Miziolek led crucial transformation initiatives aimed at increasing profitability and was actively involved in the development of the Company’s growth strategy for its nonautomotive specialty markets and material science businesses. She also served as Cooper-Standard Holdings’ Senior Vice President, General Counsel, Secretary and Chief Compliance Officer beginning in 2014. Prior to joining Cooper-Standard Holdings, Ms. Miziolek spent 32 years with the law firm of Dykema Gossett, where she held several key leadership positions, such as Director of the Automotive Industry Group, and built a successful M&A and infrastructure practice spanning multiple industries. Ms. Miziolek holds a juris doctor and bachelor’s degree from Wayne State University. She is also an NACD Governance Fellow and serves on the Transportation and Infrastructure Policy Committee of the National Association of Manufacturers. Ms. Miziolek joined our Board in March 2020.

Her in-depth knowledge of the automotive industry, experience leading transformational initiatives and significant legal expertise make her a valuable addition to our board.

Gregg M. Sherrill Age: 67 Chairman

Mr. Sherrill served as our Chairman and Chief Executive Officer from January 2007 to May 2017 and as our Executive Chairman until May 2018. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Before joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company. Mr. Sherrill holds a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business. Mr. Sherrill is a director of The Allstate Corporation and of Snap-on Incorporated, where he is the chairperson of the organization and executive compensation committee. Mr. Sherrill serves on the National Governing Council of The Wilderness Society and is Honorary Vice Chair of the National Association of Manufacturers. He has been a director of our company since 2007.

Mr. Sherrill brings to our Board over 40 years of experience in the automotive industry, including ten years as our Chairman and Chief Executive Officer. Before joining our company, he held increasingly senior management roles at both a major automotive parts supplier and a major original equipment manufacturer, giving him unique perspective and insight. His extensive experience managing international operations is also of key value to a global company such as ours. Under his leadership, in addition to delivering strong financial results, our company established a long-term vision and strategic direction that capitalizes on the distinct strengths and opportunities of each of our product lines. His extensive knowledge of our business and industry, together with his proven talents and leadership, position him well to continue to serve as our Chairman.

Charles K. Stevens III Age: 59 Committees: Compensation, Nominating and Governance

Mr. Stevens retired from General Motors Company (“GM”) in March 2019 after a 40-year career at the company. Mr. Stevens served as Executive Vice President and Senior Advisor of GM between September 2018 and March 2019. Prior to that, he was Executive Vice President and Chief Financial Officer from January 2014 until September 2018 where he was responsible for leading GM’s financial and accounting operations worldwide. He served as Chief Financial Officer of GM North America from 2010 until 2014. He served as Interim Chief Financial Officer of GM South America from 2011 to 2013 and led GM’s financial operations for GM Mexico from 2008 to 2010 and GM Canada from 2006 to 2008. From 1994 to 2005, he held several leadership positions in GM’s Asia Pacific Region. He began his career at Buick Motor Division in 1978. He received a bachelor’s degree in Industrial Administration from General Motors Institute (now Kettering University) and an M.B.A. from the University of Michigan, Flint. Mr. Stevens currently serves on the boards of directors of Masco Corporation (since 2018), Flex Ltd. (since 2018), and Eastman Chemical Company (since 2020). Mr. Stevens joined our Board in February 2020.

As the former Chief Financial Officer of General Motors, Mr. Stevens brings significant auto industry experience and expertise across finance and accounting operations, international financial matters and mergers and acquisitions.

Jane L. Warner Age: 73 Committees: Audit, Nominating and Governance (Chair)

From August 2007 until her retirement in March 2013, Ms. Warner served as Executive Vice President at Illinois Tool Works Inc., a Fortune 200† diversified manufacturer of highly engineered components and industrial systems and consumables, where she had worldwide responsibility for its Decorative Surfaces and Finishing Systems businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Worldwide Finishing business. She was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led their global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner received bachelor’s and master’s degrees from Michigan State University. She also received an M.B.A. from Stanford University where she was a Sloan Fellow. Ms. Warner is a board member of Brunswick Corporation and Regal Beloit Corporation. Ms. Warner served on the board of directors of MeadWestvaco Corporation through August 2014. She is also a Trustee for John G. Shedd Aquarium and chairs its long range planning committee. She has been a director of our company since 2004.

With over 20 years of automotive industry experience, Ms. Warner has particular appreciation of the challenges facing our customers. Her automotive industry expertise is supplemented by her leadership roles in global manufacturing and manufacturing information systems businesses, both of which are of particular relevance to a global manufacturing company such as ours. She also brings to us the financial understanding she has gained through her business unit leadership and as a member of the audit committee of both MeadWestvaco and Regal Beloit.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board monitors developments in the area of corporate governance. Summarized below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Corporate Governance Enhancements

The Board named Dennis J. Letham as Lead Independent Director and appointed new chairpersons and reconstituted the membership of each Board committee. These changes, which took effect on April 1, 2020, are part of Tenneco’s ongoing Board and governance refreshment process. In addition, five of our nine independent director nominees have joined our Board in the past year.

Enhanced Director Independence (see pp. 20-21)

Eleven of our 13 current directors and nine of our 11 nominees are independent under the New York Stock Exchange (“NYSE”) listing standards.

Non-management directors are scheduled to meet separately in executive session after every regularly scheduled Board meeting.

Audit Committee (see pp. 26-27 and pp. 77-78)

All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Each of Messrs. Freyman and Letham has been designated as an “audit committee financial expert” as defined in the SEC rules.

All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation Committee (see pp. 23-24 and p. 74)

All members meet the independence standards for compensation committee membership under the NYSE listing standards.

The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Nominating and Governance Committee (see pp. 24-26)

All members are independent under the NYSE listing standards.

The Nominating and Governance Committee operates under a written charter that governs its duties and responsibilities.

Corporate Governance Principles

We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stockholder Proxy Access (see pp. 25-26)

The Board has adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the company’s proxy statement and form of proxy.

Stock Ownership Guidelines (see p. 49)

We have adopted Stock Ownership Guidelines to align the interests of our executives and directors with the interests of our stockholders and promote our commitment to sound corporate governance.

The Stock Ownership Guidelines apply to the non-management directors, the Chairman, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice Presidents and Vice Presidents (in the executive compensation band).

Anti-Hedging Policy and Trading Restrictions (see p. 50)

We have an insider trading policy which, among other things, prohibits our directors, officers and other employees from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

Anti-Pledging Policy (see p. 50)

We have a policy under which our directors and executive officers are prohibited from pledging our securities as collateral.

Accounting Complaints and Communications with the Directors (see p. 28)

The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters. Additionally, the Board has established a process for stockholders to communicate with the Board, as a whole, or any independent director.

Codes of Business Conduct and Ethics

We operate under a Code of Conduct that applies to all directors, officers and employees and covers a broad range of topics, including data security, compliance with laws, restrictions on gifts and conflicts of interest. All salaried employees are required to affirm from time to time in writing their acceptance of, and compliance with, the Code of Conduct.

We have also adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other key financial managers.

Transactions with Related Persons (see pp. 28-29)

We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Audit Committee must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, 5% or greater stockholders and their immediate family members.

Equity Award Policy (see pp. 48-49)

We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Clawback Policy (see p. 50)

We have adopted a clawback policy under which we will, in specified circumstances, require reimbursement of annual and long-term incentives paid to an executive officer.

Personal Loans

We comply with and operate in a manner consistent with the legislation prohibiting extensions of credit in the form of a personal loan to or for our directors or executive officers.

Governance Information Available Online

Additional information about our Governance and Company Policies is available on the internet at www.tenneco.com. (The contents of the website are not, however, a part of this proxy statement.)

Information on-line includes: Audit Committee, Compensation Committee and Nominating and Governance Committee Charters, Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Code of Conduct, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Clawback Policy, Insider Trading Policy, Director Communications Policy, and Audit/Non-Audit Services Policy.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Code of Conduct by posting this information on our website at www.tenneco.com.

The Board and Its Committees

Board Leadership Structure

Our Board currently is comprised of 13 directors, eleven of whom are independent and one of whom is an officer of our company. Of our 11 nominees, nine are independent. The Board believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

	Independent	Standing Committees *	Role *

Mr. Armes	✓	Nominating and Governance

Mr. Cho	✓

Mr. Freyman	✓	Audit, Compensation	Audit Committee Chair

Ms. Gray	✓	Audit, Compensation

Mr. Kesseler

Mr. Letham	✓	Audit	Lead Independent Director

Mr. Metcalf	✓	Compensation	Compensation Committee Chair

Ms. Miziolek	✓	Nominating and Governance

Mr. Porter**	✓	Nominating and Governance

Mr. Price**	✓

Mr. Sherrill			Chairman

Mr. Stevens	✓	Compensation, Nominating and Governance

Ms. Warner	✓	Audit, Nominating and Governance	Nominating and Governance Committee Chair

*

Effective April 1, 2020. Prior to April 1, Ms. Warner and Messrs. Freyman and Letham served on the Audit Committee; Ms. Gray and Messrs. Metcalf and Porter served on the Nominating and Governance Committee; and Ms. Warner and Messrs. Freyman, Letham and Price served on the Compensation Committee.

**	Messrs. Porter and Price will not stand for re-election at the Annual Meeting.

Mr. Sherrill serves as our non-executive Chairman of the Board and presides at all meetings of stockholders and the Board. With Mr. Kesseler’s appointment as Chief Executive Officer in May 2017, the Chairman and Chief Executive Officer roles were split between Mr. Sherrill and Mr. Kesseler. By having separate roles, the Chief Executive Officer is able to focus on the day-to-day business and affairs of the company and the Chairman is able to focus on key strategic issues, Board leadership and communication. Upon Tenneco’s completion of the acquisition of Federal-Mogul on October 1, 2018, Mr. Kesseler and Roger J. Wood were appointed Co-Chief Executive Officers in anticipation of our planned separation into two independent publicly traded companies. In January 2020, Mr. Wood ceased serving as Co-Chief Executive Officer, and Mr. Kesseler again became our sole Chief Executive Officer.

Effective April 1, 2020, we also have a lead independent director, Mr. Letham. As lead independent director, Mr. Letham presides at all executive sessions of the Board, consults with management and the other members of the Board regarding Board meeting agendas and serves as the principal liaison between management and the independent directors.

Our Board believes this leadership structure is in the best interests of our company and its stockholders.

The non-management directors on the Board and each of these committees meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. Our system has provided and will continue to provide appropriate checks and balances to protect stockholder value and allows for efficient management of our company.

Our Board has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these committees consists solely of independent directors and has its own chair who is responsible for directing the work of the committee in fulfilling its responsibilities.

Role of Board in Risk Oversight

Our Board recognizes that, although risk management is primarily the responsibility of the company’s management team, the Board plays a critical role in the oversight of risk, including the identification and management of risk. The Board believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board’s involvement in risk oversight involves the full Board, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

We perform an annual enterprise risk assessment, which originates within our internal audit department and is performed in accordance with the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission (CSO). As part of its assessment, our internal audit department interviews each of our directors, as well as members of management, regarding the strategic, operational, compliance and financial risks that our company faces. Our Vice President of Internal Audit and Chief Financial Officer review the results of this annual enterprise risk assessment with our Board. In addition, throughout the year, the Board meets with senior management to discuss:

•	current business trends affecting us;

•	the major risk exposures facing us; and

•	the steps management has taken to monitor and control such risks.

The Board receives presentations throughout the year from senior management and leaders of our business units and functional groups regarding specific risks that we face. Finally, on an annual basis, management provides a comprehensive strategic review to the Board, which includes a discussion of the major risks faced by our company and our strategies to manage and minimize these risks.

The Audit Committee meets frequently during the year with senior management, our Vice President of Internal Audit and our independent public accountants and discusses the major risks facing us, and the steps management has taken to monitor and control such risks, as well as the adequacy of internal controls that could mitigate risks that could significantly affect our financial statements. At each regularly scheduled meeting, our Vice President of Internal Audit reviews with the Audit Committee the results of internal audit activities and testing since the Audit Committee’s prior meeting. In addition, at each regularly scheduled Audit Committee meeting, the company’s General Counsel provides a report to the Audit Committee regarding any significant litigation, environmental and regulatory risks faced by our company. The Audit Committee also maintains oversight over the company’s compliance programs, including compliance with the company’s Code of Conduct. The Chair of the Audit Committee provides the Board with a report concerning its risk oversight activities at each Board meeting. The Compensation Committee reviews our compensation structures and programs to ensure that they do not encourage excessive risk-taking.

Director Independence

The Board has determined that all of our non-management directors, except for Mr. Sherrill, are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with our company. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•

the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

•

the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

•

the director is an employee, director or beneficial owner of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

•

the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

Mr. Sherrill was an officer of our company until May 16, 2018 and is therefore not considered “independent” under the listing standards of the NYSE. Mr. Cho is Chief Financial Officer of IEP, which indirectly owns more than 5% of our class A common stock. Certain subsidiaries of IEP have entered into transactions with our company that are described in “Related Party Transactions” below. In finding Mr. Cho to be independent, the Board has determined that these transactions are immaterial to both our company and IEP and that the director’s interest in these transactions is not material (as his interest in these transactions is primarily as an officer of IEP).

Board Meetings

During 2019, the Board held 14 meetings. All of our directors who served in 2019 attended at least 90% of all meetings of the Board and the committees of the Board on which the director served. The Board is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Letham presides at all executive sessions of the Board.

Nine of our 10 directors serving at the time attended last year’s annual meeting of stockholders. One director was unable to attend for health reasons. The Board has a policy that, absent unusual circumstances, all directors attend our annual meetings of stockholders.

Compensation Committee

Effective April 1, 2020, the members of the Compensation Committee are Ms. Gray and Messrs. Freyman, Stevens and Metcalf, who is the Chair of the Committee. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

The Compensation Committee has the responsibility, among other things, to:

•	establish the compensation of our executive officers;

•	examine periodically our compensation philosophy and structure;

•	supervise our welfare and pension plans and compensation plans;

•	produce a report on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations of the SEC;

•	review our compensation practices and policies for our employees to determine whether those practices and policies are reasonably likely to have a material adverse effect on us;

•

review and recommend to the Board any company proposal regarding the advisory vote on executive compensation and any company proposal regarding the frequency of the advisory vote on executive compensation;

•

oversee our management evaluation and succession planning (subject to review with respect to the chief executive officer by the Nominating and Governance Committee) and our diversity initiatives in connection with management succession; and

•

review the qualifications of, and recommend candidates for, election as officers of our company (subject to review with respect to the chief executive officer by the Nominating and Governance Committee).

The Compensation Committee operates pursuant to a written charter, the current version of which was reaffirmed by the Board and the Compensation Committee in February 2020 as part of their annual review process. The Compensation Committee held 10 meetings during 2019.

For 2019, the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its principal outside compensation consultant. Meridian reports directly to the Compensation Committee with the assignment to:

•

assist the committee in reviewing and assessing the adequacy of executive compensation, including salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards;

•	provide plan design advice; and

•	provide annual competitive market studies against which committee members can analyze executive compensation.

From time to time, the Compensation Committee will review materials prepared by other consultants to assist them with specific compensation matters. For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Effective April 1, 2020, the members of the Nominating and Governance Committee are Messrs. Armes, Porter and Stevens and Mss. Miziolek and Warner, who is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is comprised solely of outside directors who meet the general independence standards as set forth in the NYSE listing standards.

The Nominating and Governance Committee has the responsibility, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of, and recommend candidates for, election as chief executive officer of our company;

•	oversee our director compensation program;

•	oversee our chief executive officer evaluation and succession planning;

•	develop and recommend to the Board for approval any revisions to our Corporate Governance Principles; and

•	oversee our policies and strategies related to matters of sustainability, corporate responsibility, political contributions and philanthropy.

The Nominating and Governance Committee operates pursuant to a written charter, the current version of which was reaffirmed by the Board and the Compensation Committee in February 2020 as part of their annual review process. The Nominating and Governance Committee held five meetings during 2019.

For 2019, the Nominating and Governance Committee retained the services of Meridian its principal outside compensation consultant with respect to director compensation. Meridian reports directly to the Nominating and Governance Committee in connection with apprising the committee members regarding best practices and pay levels in association with director compensation.

For our director compensation, Meridian prepares comparative market data and presents that information directly to the Nominating and Governance Committee. The Nominating and Governance Committee reviews this data and establishes director compensation in consultation with Meridian.

Other than its services as a compensation consultant, Meridian provides no other services to the Nominating and Governance Committee, the Compensation Committee or our company.

Consideration of Director Nominees

The Nominating and Governance Committee regularly assesses the size of the Board, the need for expertise on the Board and whether any vacancies are expected on the Board. The Nominating and Governance Committee’s process for identifying and evaluating nominees is as follows:

•

In the case of incumbent directors, the Nominating and Governance Committee reviews annually such directors’ overall service to us during their term, including the specific experience, qualifications, attributes and skills that such directors bring to service on our Board, the number of meetings attended, the level of participation, the quality of performance and any transactions of such directors with us during their term.

•

In the event that vacancies are anticipated or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director that may come to its attention through a variety of sources, including current Board members, stockholders or other persons, including professional search firms. All candidates for director are evaluated at regular or special meetings of the Nominating and Governance Committee.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating and Governance Committee considers each candidate’s experience, qualifications, attributes and skills as well as the specific qualification standards set forth in our By-Laws and Corporate Governance Principles, including:

•	personal and professional ethics, integrity and values;

•	an ability and willingness to undertake the requisite time commitment to Board functions;

•	independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations;

•	age, which must be less than 75 at the time of election unless otherwise determined in the good faith judgment of our Board;

•	the potential impact of service on the board of directors of other public companies, including competitors of our company; and

•	an absence of employment at a competitor of our company.

The Nominating and Governance Committee and the Board value diversity, and believe that a diverse Board composition provides significant benefit to our company. Each candidate is reviewed in light of the overall composition and skills of the entire Board at the time, including the varied characteristics of the Board members and candidate in terms of opinions, perspectives, personal and professional experiences and backgrounds. The nominees selected are those whose experience and background are deemed to provide the most valuable contribution to the Board.

Our By-Laws permit, under certain circumstances, a stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) to nominate a candidate or candidates for election to the Board at an annual meeting of stockholders, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater. In order to require us to include such candidate or candidates in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws.

Our By-Laws also permit stockholders entitled to vote at the meeting to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. Stockholders may nominate persons for election to the Board at an annual meeting of stockholders by submitting a letter of nomination, together with certain related information required by our By-Laws.

Pursuant to our By-Laws, written notice by stockholders of qualifying nominations for election to the Board must have been received by our Corporate Secretary by February 15, 2020.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045. For more information on submitting a nomination, visit www.tenneco.com or see “Submission of Stockholder Proposals.”

Audit Committee

Effective April 1, 2020, the members of the Audit Committee are Mss. Warner and Gray and Messrs. Letham and Freyman, who is the Chair of the Committee. The Audit Committee is comprised solely of directors who are all financially literate and who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder and the NYSE listing standards. The Board has designated each of Messrs. Freyman and Letham as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for maintaining our internal controls over financial reporting. Our independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review the independence, qualifications and performance of our independent public accountants;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and our independent public accountants:

•

significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

•

analyses prepared by management and/or our independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Audit Committee of any instances of fraud relating to employees who have a significant role in our internal controls.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board and the Audit Committee in February 2020 as part of their annual review process. The Audit Committee held 13 meetings in 2019. A report of the Audit Committee appears elsewhere in this proxy statement.

Stockholder Engagement

As part of our overall corporate governance, we have an on-going outreach program to develop and maintain communication with our investors in regard to governance and compensation issues. We value these discussions and the Board considers pertinent feedback when evaluating corporate governance and compensation issues. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance, environmental, social and governance topics, and share its perspective on business and industry developments. Stockholders may also contact the Board with any inquiry or issue, by the methods described in this Proxy Statement and the Board will respond as appropriate.

Sustainability Reporting

The Board oversees our public responsibility and sustainability practices and we are committed to corporate responsibility and helping our customers, employees and communities build a sustainable future. We provide public reporting and are forthcoming in disclosures about our environmental stewardship and long-term strategy, including voluntarily reporting our climate risk strategy and related data to CDP (formerly known as the Carbon Disclosure Project). We also publish a Corporate Social Responsibility and Sustainability Report, which can be found on our public website, and highlights our performance across our global portfolio and was developed in accordance with the Global Reporting Initiative Standards.

Accounting Complaints and Communications with the Directors

Anyone with concerns about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board, any non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all material concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by each of our Chief Compliance Officer and General Counsel or his or her respective designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on at least a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will review and forward, as appropriate, any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

The Board has adopted a Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Audit Committee to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer of our company; and

•

any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

•

Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement or is not required to be reported in the proxy statement (as these transactions are otherwise subject to approval by the Board or one of its committees);

•

A transaction where the related person’s only interest is as an employee, director or beneficial owner of less than 10% of the outstanding equity securities of the other company, and if the transaction involves the sale or purchase of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

•

Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving a related person where the rates or charges involved are determined by competitive bids;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Related Party Transactions

In connection with the closing of the Federal-Mogul acquisition, on October 1, 2018, the company, IEP, AEP and IEH entered into the Shareholders Agreement.

Pursuant to the Shareholders Agreement, until the earlier of the date that the Spin-Off (as defined in the Shareholders Agreement) is consummated and the date on which IEP and its affiliates cease to own at least 10% of the issued and outstanding class A common stock and class B common stock, measured as a single class, the Board will nominate for election the then-serving chief executive officer of IEP (or another designee of IEP that is reasonably acceptable to the company, if applicable) at each annual meeting of stockholders.

The Shareholders Agreement also contains certain standstill and voting obligations applicable to IEP and affiliates that expired on April 1, 2020. However, IEP must have caused its designee to resign from the Board at least 30 days prior to IEP taking certain specified actions with respect to the Company. In addition, IEP and its affiliates are prohibited from acquiring, offering to acquire, or agreeing to acquire, directly or indirectly, any shares of class A common stock or other securities until April 1, 2021.

Furthermore, until the later of (i) the expiration of the standstill restrictions discussed above and (ii) the time when IEP and its affiliates cease to own at least 10% of the issued and outstanding class A common stock and class B common stock, measured as a single class, IEP and its affiliates may not transfer any shares (a) to certain specified types of investors and (b) in an amount equal to 5% or more of the class A common stock issued and outstanding at the time of such transfer (subject to certain exceptions).

For so long as IEP and its affiliates own at least 10% of the outstanding class A common stock and class B common stock, measured as a single class, and the company proposes to issue any equity securities (other than in an excluded issuance), IEP and its affiliates have certain preemptive rights. The Shareholders Agreement also includes registration rights for IEP. In addition, IEP has the right to convert certain of its class B common stock to class A common stock, provided that its aggregate holdings of the outstanding class A common stock do not exceed 15%. IEP indicated to the company that it intends to exercise its right to such a conversion of class B common stock on April 1, 2020.

As part of the Federal-Mogul acquisition, the company acquired a redeemable noncontrolling interests related to a subsidiary in India. In accordance with local regulations, as a result of the change in control triggered by the acquisition, the company was required to make a tender offer to purchase the remaining outstanding shares of the subsidiary. The company entered into agreements with IEP subsequent to executing the purchase agreement whereby IEP agreed to fund and execute the tender offer on behalf of the company.

Prior to its acquisition, Federal-Mogul was party to supply contracts with The Pep Boys—Manny, Moe & Jack (“Pep Boys”) and IEH Auto Parts LLC (“Auto Plus”). Pep Boys and Auto Plus are owned by IEP. IEP indirectly holds more than 5% of our class A common stock, and Mr. Cho is chief financial officer of IEP. In connection with the acquisition of Federal-Mogul, we negotiated modifications to the supply contracts with Pep Boys and Auto Plus which we believe are favorable to us. We assumed these contracts in the acquisition of Federal-Mogul. Prior to the acquisition, we had sales to Pep Boys and Auto Plus unrelated to Federal-Mogul which are ongoing. Net sales to Pep Boys and Auto Plus since the beginning of 2019 were $53 million and $127 million, respectively. Such sales were made and are continuing to be made in the ordinary course of our business.

Federal-Mogul is party to certain other minor arrangements with IEP subsidiaries: (i) leases of office space and facilities (under $0.5 million in 2019); (ii) a distribution services agreement (under $1.5 million in 2019); and (iii) sales of scrap materials in the ordinary course of our business to PSC Metals, Inc. (under $2 million in 2019).

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 4, 2020, the number of shares of our class A common stock (the only class of voting securities outstanding), beneficially owned by: (1) each director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Shares of Class A Common Stock Owned (1)		Vested Class A Common Stock Equivalents(2)	Percent of Class A Common Stock(3)
Directors
Roy V. Armes	-		-	*
SungHwan Cho	14,802		-	*
Thomas C. Freyman	37,932		-	*
Denise Gray	15,086		-	*
Brian J. Kesseler	153,072	(4)	-	*
Dennis J. Letham	59,441		32,229	*
James S. Metcalf	25,354		728	*
Aleksandra A. Miziolek	-		-	*
Roger B. Porter	75,347		109,516	*
David B. Price, Jr.	19,625	(5)	37,609	*
Gregg M. Sherrill	338,760		-	*
Charles K. Stevens III	10,496		-	*
Jane L. Warner	46,694		19,956	*
Named Executive Officers
Roger J. Wood	14,065		-	*
Jason M. Hollar	75,261		-	*
Rainer Jueckstock	5,930		-	*
Bradley S. Norton	2,973		-	*
Peng (Patrick) Guo	368,756		-	*
All executive officers and directors as a group (20 individuals)	1,318,387	(6)	200,038	2.29%

*Less than 1%

(1)

For Messrs. Kesseler and Hollar includes 3,743 and 1,781 shares of restricted stock respectively, for which each has sole voting power and no investment power. Also includes for Messrs. Sherrill and Guo 49,800 and 3,321 shares, respectively, that are subject to options that are exercisable within 60 days of March 4, 2020.

(2)

Represents class A common stock equivalents received in payment of director fees that are payable in cash or, at our option, shares of class A common stock after a non-management director ceases to serve as a director.

(3)

Based on 57,413,086 shares of class A common stock outstanding on March 4, 2020. The class A common stock equivalents, which are non-transferrable and have no voting rights, are not included in the “percent of class” calculation.

(4)	Includes 103,710 shares held by the Brian J and Michele M Kesseler Revocable Trust.

(5)	Includes 1,092 shares held by the Joyce A. Price Revocable Trust and 686 shares held by the David B. Price, Jr. Revocable Trust.

(6)

Includes 53,997 shares that are subject to options that are exercisable within 60 days of March 4, 2020 by all executive officers and directors as a group. Includes 5,524 shares of restricted stock held by all executive officers and directors as a group. Does not include class A common stock equivalents.

Certain Other Stockholders

The following table sets forth, as of March 4, 2020, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding class A common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner(1)	Shares of Class A Common Stock Owned(1)	Percent of Class A Common Stock Outstanding(2)
Icahn Enterprises Holdings L.P. (3) 767 Fifth Avenue, 47th Floor New York, New York 10153	9,084,333	14.9%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	4,945,086	8.6%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	4,304,629	7.5%

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our class A common stock.

(2)

Based on 57,413,086 shares of class A common stock outstanding on March 4, 2020. With respect to Icahn Enterprises Holdings L.P. (“IEPH”), based on 60,846,242 shares of class A common stock outstanding after giving effect to 3,433,156 shares of class A common stock which IEPH had a right to acquire within 60 days of March 4, 2020.

(3)

IEPH is the beneficial owner of 9,084,333 shares of class A common stock (which as of March 4, 2020, included 3,433,156 shares of class A common stock which IEPH had the right to acquire within 60 days upon the conversion of class B common stock. On April 1, 2020, IEPH has indicated to the company that it intends to exercise its right to convert its shares of class B common stock. Other holdings set forth in the table above do not give effect to a conversion). IEPH has sole power to vote and dispose of 8,638,023 shares of class A common stock and shared power to vote and dispose of 446,310 shares of class A common stock. Beckton Corp. is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of IEPH. Carl C. Icahn is the sole stockholder of Beckton Corp. In addition, Mr. Icahn is the indirect holder of approximately 91.4% of the outstanding depositary units representing limited partnership interests in IEP, the sole limited partner in IEPH. Mr. Icahn, Beckton Corp. and Icahn Enterprises G.P. Inc. each have shared power to dispose of 9,084,333 shares and shared power to vote 9,084,333 shares of class A common stock.

(4)

The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of 4,945,086 shares. Vanguard has the sole power to dispose of or to direct the disposition of 4,894,774 shares and has shared power to dispose of 50,312 shares. Vanguard has sole power to vote 49,871 shares and shared power to vote 6,700 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 43,512 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 12,959 shares as a result of its serving as investment manager of Australian investment offerings.

(5)

BlackRock, Inc. (“BlackRock”) is the beneficial owner of 4,304,629 shares through various of its subsidiaries: BlackRock Institutional Trust Company, National Association, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Japan Co., Ltd., BlackRock Life Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., and BlackRock (Netherlands) B.V. BlackRock has sole voting power with respect to 4,074,808 shares and sole dispositive power with respect to 4,304,629 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee of our Board. For a description of the composition, authority and responsibilities of the committee, see “Corporate Governance — The Board and Its Committees — Compensation Committee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are referring to the Compensation Committee and when we refer to “named executive officers,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “— Summary Compensation Table.”

Executive Summary

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive.

Our Company

Tenneco is a global automotive parts and products manufacturing company. We are one of the world’s leading designers and manufacturers of Clean Air, Powertrain, Aftermarket, and Ride Performance products and systems. Our 78,000 worldwide employees operate over 300 manufacturing, engineering and technical and distribution centers worldwide, developing and producing parts such as exhaust and emissions control systems and their components such as mufflers and catalytic converters, and vehicle suspension systems and components such as shock absorbers, springs, and struts. We sell these parts to light vehicle makers (including 25 passenger car companies), commercial truck makers, off-highway vehicle makers, and industrial vehicle makers, and to the aftermarket.

Significant Recent Events

In April 2018, we announced that we had entered into a definitive agreement to acquire Federal-Mogul LLC (“Federal-Mogul”), along with the intention to separate into two independent public companies following the acquisition – a powertrain technology company (“New Tenneco”) – and an aftermarket and ride performance company – DRiV Incorporated (“DRiV”). In anticipation of the separation, we appointed Roger J. Wood as Co-Chief Executive Officer upon consummation of the acquisition on October 1, 2018 with the expectation that he would lead New Tenneco and Mr. Kesseler would lead DRiV. In January 2020, Mr. Wood ceased serving as Co-Chief Executive Officer and the Board consolidated the Co-Chief Executive Officer roles, with Mr. Kesseler serving as our sole Chief Executive Officer.

On March 13, 2020, Jason Hollar resigned as Chief Financial Officer, effective April 1, 2020. On March 18, 2020, Kenneth R. Trammell was appointed to serve as Interim Chief Financial Officer while we conduct a search to find a permanent replacement.

Changes in 2019 Program Design

For 2019, we modified the design of our annual cash incentive plan, the Tenneco Annual Incentive Plan (“AIP”), in anticipation of the separation of New Tenneco and DRiV. Under the modified AIP, a named executive officer is generally entitled to an annual cash incentive based on the performance of the Business – New Tenneco or DRiV – by which he is expected to be employed following the separation. For those named executive officers in charge of a Division within New Tenneco or DRiV, his annual cash incentive will be based 40% on the overall performance of New Tenneco or DRiV, as applicable, and 60% based on the performance of his individual Division. Accordingly, the annual cash incentives for the named executive officers were to be based on the following operating results: (i) Messrs. Kesseler, Hollar and Norton – DRiV; (ii) Mr. Wood – New Tenneco; (iii) Mr. Jueckstock – New Tenneco and the Powertrain Division; and (iv) Mr. Guo – New Tenneco and the Clean Air Division.

Company Performance in 2019 and Impact on Compensation Outcomes

In 2019, the company achieved a number of operational and strategic milestones. We launched 14 advanced suspension technology platforms, rebalanced our DRiV portfolio, initiated or continued development on 27 new Commercial Truck & Off-Highway product launches designed to satisfy China VI emissions standards, and we signed a strategic cooperation agreement with New Carzone for the China aftermarket.

Our 2019 revenue and earnings were up sharply over 2018, largely due to our acquisition of Federal-Mogul in late 2018. However, our financial results for 2019 fell short of the targets that our board set in our annual cash incentive program. As a result, our annual cash incentives paid out well below target. In 2019, our annual cash incentives were based on a combination of EBITDA and Free Cash Flow, as measured for the parts of the business appropriate for each executive and specified in the section titled “Salary and Annual Cash Incentive Compensation”. In early 2020, the Compensation Committee declared annual bonuses at between 20 percent and 61 percent of their targeted amounts, with our CEO receiving 54 percent of his target annual cash incentive.

The committee believes that 2019 compensation awards and outcomes for our named executive officers were appropriate in light of our financial performance for 2019.

Executive Compensation Decisions and Outcomes for 2019

Key pay outcomes under our 2019 executive compensation program included:

•

At the outset of the year (February 2019), the committee approved increases in base salaries that ranged between 0% and 4.6% over 2018 and were consistent with market movement and appropriate equity adjustments.

•	Annual cash incentives based on 2019 results were:

•

For Messrs. Kesseler, Hollar and Norton, paid at 54% of target level, taking into account a calculation 60% based on the earnings before interest expense, income taxes, depreciation, amortization and non-controlling interests (“EBITDA”) performance of DRiV and 40% based on the free cash flow performance of DRiV, in each case as adjusted by the committee;

•

For corporate level New Tenneco executives, paid at 20% of target level, taking into account a calculation 60% based on EBITDA performance of New Tenneco and 40% based on the free cash flow performance of New Tenneco, in each case as adjusted by the committee;

•

Mr. Jueckstock, paid at 20% of target level, taking into account a calculation 40% based on overall New Tenneco performance as described above and 60% based on the performance of the Powertrain Division (60% EBITDA and 40% free cash flow performance of that Division), in each case as adjusted by the committee;

•

For Mr. Guo, paid at 61% of target level, taking into account a calculation 40% based on overall New Tenneco performance as described above and 60% based on the performance of the Clean Air Division (60% EBITDA and 40% free cash flow performance of that Division), in each case as adjusted by the committee; and

•	Mr. Wood was not entitled to receive an annual cash incentive payout following his separation from the company on January 7, 2020.

•	Long-term incentives for the 2017 through 2019 performance period were earned as follows:

•	Messrs. Kesseler and Hollar, as holders of legacy Tenneco LTPUs and employees of the DRiV Business, earned their 2017-2019 LTPUs at 48.1% of target level based on metrics as described below;

•	Mr. Jueckstock, as a holder of a 2017-2019 long-term incentive granted by Federal-Mogul with respect to the Powertrain business, earned an award of $130,387 based on metrics as described below;

•

Mr. Norton, as a holder of a 2017-2019 long-term incentive granted by Federal-Mogul with respect to the Motorparts business, earned his award at 68.1% of target, or $476,700, based on metrics as described below; and

•	Mr. Guo, as a holder of legacy Tenneco LTPUs and an employee of the New Tenneco Business, earned his 2017-2019 LTPUs at 36.8% of target level based on metrics as described below.

The mix of the key elements of compensation (expressed as a proportion of total compensation) awarded to our named executive officers at the beginning of 2019 was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

	Base Salary	Annual Cash Incentive Award (at target)	PSU Award for 2019-2021 (at target)	Fair Value of Restricted Stock Units Granted
Mr. Kesseler	12.5%	16.2%	42.8%	28.5%
Mr. Wood	12.5%	16.2%	42.8%	28.5%
Mr. Hollar	22.5%	18.0%	35.7%	23.8%
Mr. Jueckstock	29.2%	26.3%	26.7%	17.8%
Mr. Norton	29.7%	23.7%	28.0%	18.6%
Mr. Guo	25.7%	20.6%	32.2%	21.5%

As the table and charts show, at the targeted level, our incentive compensation awards made at the beginning of 2019 represented approximately 87.5% of the total compensation awarded to our Chief Executive Officer and former Co-Chief Executive Officer for 2019 and an average of approximately 73% of the total compensation awarded to the other named executive officers shown above for 2019. The table above does not include retention awards made in 2019 to Messrs. Hollar and Guo in connection with the anticipated separation. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Certain Other 2019 Compensation Actions.”

Results of Say-on-Pay Vote and Stockholder Engagement

Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting of stockholders held in May 2019, approximately 92% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2019. The committee will continue to consider the outcome of the annual say-on-pay proposal when making future compensation decisions for our executives.

As part of our overall corporate governance, we have an on-going outreach program to develop and maintain communication with our investors in regard compensation issues. We value these discussions and the Board considers pertinent feedback when evaluating compensation issues.

Highlights of our Executive Compensation Practices

What we do

✓	Pay for Performance – We tie pay to performance, with incentive compensation representing approximately 87.5% of the total target compensation awarded to Mr. Kesseler and Mr. Wood at the start of 2019.

✓	Benchmarking – Our policy is to provide salary, annual cash incentive compensation and long-term incentive compensation that is competitive with the market and comparable companies when performance targets are met and is generally targeted to be in the range of the 50th percentile of compensation for target performance.

✓	Robust Stock Ownership Requirements – We maintain stock ownership guidelines that apply to all of our directors and senior officers.

✓	Clawbacks – We have a clawback policy that requires reimbursement of incentive compensation in specified circumstances.

✓	Independent Compensation Consulting Firm – The committee engages an independent compensation consulting firm. The committee most recently re-assessed the firm’s independence in October 2019 and found the firm to be independent based on the criteria set forth in the NYSE listing standards regarding compensation consultant independence.

✓

Advisory Say-on-Pay Vote – Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting of stockholders held in May 2019, approximately 92% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms our stockholders’ support of our approach to executive compensation for 2019.

What we don’t do

×	Anti-Hedging Policy and Insider Trading Policy – Directors, officers and other employees are prohibited from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

×	Anti-Pledging Policy – Our directors and executive officers are prohibited from pledging our securities as collateral.

×	Tax Gross-up on Change of Control – We have no officers or other employees who are entitled to gross-ups on excise taxes for change in control payments.

Compensation Objectives

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive. Our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to company performance;

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value;

•	Align the interests of our executives and stockholders through equity-based compensation awards; and

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on the guiding principle of aligning executive compensation with the financial interests of our stockholders, our executive compensation program provides competitive levels of compensation derived from several sources: salaries, annual cash incentive awards, stock ownership opportunities through restricted stock awards, restricted stock unit awards and stock-settled long-term performance share units, and cash-settled long-term performance units.

We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (under which future benefit accruals were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, limited perquisites, employment agreements (in limited cases), severance and change in control benefits, and health and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized compensation consulting firm that, in order to maintain its independence, reports directly to the committee. For our Chief Executive Officer and former Co-Chief Executive Officer, Meridian provided market data regarding salary, annual cash incentive award targets, and equity-based and other long-term incentive compensation awards directly to the committee as it makes decisions with respect to compensation. For the other named executive officers, Mr. Kesseler and Mr. Wood formulated the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviewed these recommendations in light of market data prepared by Meridian. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our general policy is to provide salary, annual cash incentive payments and equity-based and other long-term incentive compensation to named executive officers that is competitive with the market and comparable companies when financial and qualitative performance targets are met (i.e., in the range of the median compensation for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based and other long-term incentive compensation typically includes the most recently available data regarding publicly traded companies comparable to our company in terms of industry, proximity, market capitalization and/or other factors. For 2019 compensation determinations, specific data was reviewed regarding a comparison group consisting of the following twenty companies:

2019 Compensation Peer Group

American Axle & Manufacturing Holdings, Inc.	Harley-Davidson, Inc.
Aptiv PLC	Illinois Tool Works Inc.
Autoliv, Inc.	Lear Corporation
BorgWarner Inc.	Lennox International Inc.
Cooper Tire & Rubber Company	Meritor, Inc.
Cummins Inc.	Oshkosh Corporation
Dana Incorporated	Terex Corporation
Eastman Chemical Company	The Timken Company
Eaton Corporation plc	Visteon Corporation
The Goodyear Tire & Rubber Company	Whirlpool Corporation

In addition, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by Meridian and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to named executive officers in the same or similar positions.

For 2019, Mr. Kesseler and Mr. Wood reviewed with and recommended to the committee the annual salary, incentive plan target and equity-based and other long-term compensation for each of our named executive officers and other key management personnel (excluding Mr. Kesseler and Mr. Wood). The committee reviewed those recommendations and made a final determination with respect to such compensation.

In general, the compensation that is developed for each of these named executive officers is based on competitive market data and on recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee also reviews the executive’s performance separately and sets the salary, incentive plan target and equity-based and other long-term compensation of the Chief Executive Officer (and formerly, the Co-Chief Executive Officers) based on competitive market data as well as the committee’s assessment of the Chief Executive Officer’s past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an employee’s level of responsibility increases, a greater portion of his or her potential total compensation is based on company performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year to year. In designing and administering the components of the executive compensation program, the committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

In general, we use the benchmarking data described above to allocate between annual compensation and long-term compensation (excluding retirement benefits) and between cash compensation and equity compensation. The following is a description of each element of our executive compensation program, along with a discussion of the decisions of, and actions taken by, the committee with respect to each such aspect of compensation for 2019.

Salary and Annual Cash Incentive Compensation

For 2019, an executive’s basic annual cash compensation package consisted primarily of a base salary and the opportunity to earn payments under the AIP.

The 2019 salary levels established for our named executive officers were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as set forth above. For 2019, salary increases were 0% for Mr. Kesseler, 0% for Mr. Wood, 2.5% for Mr. Hollar, 0% for Mr. Jueckstock, 0% for Mr. Norton and 4.6% for Mr. Guo over 2018 levels and consistent with market movement and appropriate equity adjustments.

The following table shows the base salary and 2019 annual AIP bonus target for each named executive officer for 2019:

Named Executive Officer	2019 Base Salary	2019 Annual Cash Incentive Target as % of Salary
Brian J. Kesseler	$1,050,000	130%
Roger J. Wood	$1,050,000	130%
Jason M. Hollar	$625,000	80%
Rainer Jueckstock	$950,000	90%
Bradley S. Norton	$700,000	80%
Peng (Patrick) Guo	$575,000	80%

The AIP target payment levels established for our named executive officers for 2019 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, our named executive officers had the potential to earn payouts above or below the target under the AIP based on our actual performance. In 2019, we used performance metrics based on EBITDA, a departure from our use of EBIT in previous years, and FCF for the AIP because we believe that strong EBITDA and FCF performance are correlated with stockholder returns and that making business and investment decisions based on EBITDA and cash flow balances cash-oriented and earnings-oriented results.

Under the AIP, our management developed and recommended to the committee goals for Business EBITDA and Business FCF (see “— Calculations Under Various Plans — Calculations Under Our Annual Incentive Plan” for a description of how these metrics are calculated) for each of New Tenneco and DRiV as if the two Businesses were separate as of January 1, 2019. Our management developed and recommended to the committee goals for Division EBITDA and Division FCF (see “— Calculations Under Various Plans — Calculations Under Our Annual Incentive Plan” for a description of how these metrics are calculated) for each of New Tenneco’s Powertrain and Clean Air Divisions and for each of DRiV’s Motorparts and Ride Performance Divisions. The committee reviewed those goals, other information provided by management and performance data provided by Meridian and adopted the goals the committee determined appropriate. For those employees considered to be corporate-level employees of New Tenneco or DRiV (based on their contributions to more than one Division), as applicable, 100% of such employee’s AIP payout is based on Business EBITDA (60%) and Business FCF (40%) performance of the applicable Business (New Tenneco or DRiV). For those employees assigned to a Division within New Tenneco or DRiV, as applicable, such employee’s AIP payout is based 40% of the applicable New Tenneco or DRiV overall performance (calculated as described above) and 60% based on the performance of the applicable Division (60% based on Division EBITDA and 40% based on Division FCF). At the conclusion of the year, the committee approved incentive award payments to named executive officers based on the degree of achievement of the goals established for the year against actual performance as determined by the committee. The target and maximum performance and weighting for each metric for our named executive officers are reflected in the following tables:

2019 AIP Performance Goals New Tenneco Business and its Divisions
Payout Percentage	Business Performance Goals (100% / 40%)		Division Performance Goals (0%/60%)
			Clean Air		Powertrain
	60% EBITDA	40% FCF	60% EBITDA	40% FCF	60% EBITDA	40% FCF
200%	$1.300 billion	$696 million	$719 million	$383 million	$647 million	$384 million
100% (Target)	$1.182 billion	$607 million	$654 million	$333 million	$588 million	$334 million
50%	$1.005 billion	$518 Million	$556 million	$283 million	$500 million	$284 million
25%	$946 million	$488 million	$523 million	$266 million	$470 million	$267 million

2019 AIP Performance Goals DRiV Business
Payout Percentage	Business Performance Goals (100%)
	60% EBITDA	40% FCF
200%	$611 million	$352 million
100% (Target)	$555 million	$306 million
50%	$472 million	$260 million
25%	$444 million	$245 million

The terms of the AIP allow the committee to adjust the award based on factors that the committee considers relevant. Each participant’s payout under the AIP is capped at two times his or her target.

The AIP awards for each of the named executive officers were based on the following operating results: (i) Messrs. Kesseler, Hollar and Norton – DRiV Business; (ii) Mr. Jueckstock – New Tenneco Business and the Powertrain Division; and (iii) Mr. Guo – New Tenneco Business and the Clean Air Division. No named executive officer had an AIP award based on the performance of the Motorparts Division or Ride Performance Division. Given Mr. Wood’s separation in January 2020, he did not receive an AIP payout for 2019.

In approving actual performance as calculated under the AIP for 2019, the committee adjusted free cash flow downward to remove the positive impact on working capital which came from reduced volumes in the fourth quarter of 2019. Giving effect to this determination, the committee’s aggregate 2019 AIP award payouts as declared were $11 million lower than the payouts would have been before giving effect to this adjustment. The 2019 AIP award payouts are set forth below:

	2019 AIP Actual Performance and Payouts New Tenneco Business Employees
	(100%)
	Actual	Payout (% Target)
Business EBITDA (60%)	$963 million	20%
Business FCF (40%)	$351 million	0%

Accordingly, the committee declared that AIP bonuses for New Tenneco Business employees be paid at the 20% of target level.

		2019 AIP Actual Performance and Payouts Powertrain Division Employees
	40% (Business)		60% (Division)
	Actual	Payout (% Target)	Actual	Payout (% Target)
EBITDA (60%)	$963 million	20%	$439 million	0%
FCF (40%)	$351 million	0%	$126 million	0%

In view of these results and New Tenneco’s overall performance, the committee declared that AIP bonuses for Powertrain Division employees be paid at the 20% of target level in light of (1) the Division’s progress on strategic goals, (2) the extreme macroeconomic challenges in underlying segments such as China, (3) the significant headwinds created by the industry mix shift from diesel to gasoline engines, including the resulting impact on profitability and capital expenditure requirements, and (4) the impact of a prolonged labor stoppage at a key customer.

		2019 AIP Actual Performance and Payouts Clean Air Division Employees
	40% (Business)		60% (Division)
	Actual	Payout Percentage	Actual	Payout Percentage
EBITDA (60%)	$963 million	20%	$613 million	47%
FCF (40%)	$351 million	0%	$332 million	40%

Accordingly, the committee declared that AIP bonuses for Clean Air Division employees be paid at the 61% of target level.

	2019 AIP Bonus Plan Actual Performance and Payouts DRiV Business Employees
	(100% Business)
	Actual	Payout Percentage
Business EBITDA (60%)	$476 million	32%
Business FCF (40%)	$264 million	22%

Accordingly, the committee declared that AIP bonuses for DRiV Business employees be paid at the 54% of target level.

The following table illustrates the target, maximum and actual AIP payments for our named executive officers for (except Mr. Wood, who did not receive an AIP payment):

	Target Award	Maximum Award	Payout Percentage (% of Target)	AIP 2019 Payments
Mr. Kesseler	$1,365,000	$2,730,000	54%	$737,100
Mr. Hollar	$500,000	$1,000,000	54%	$270,000
Mr. Jueckstock	$855,000	$1,710,000	20%	$171,000
Mr. Norton	$560,000	$1,120,000	54%	$302,400
Mr. Guo	$460,000	$920,000	61%	$280,600

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the Tenneco Inc. 2006 Long-Term Incentive Plan (the “2006 LTIP”) — permits a variety of awards including stock options, restricted stock, restricted stock units, stock equivalent units and performance units. These awards are based on an analysis of competitive levels of similar awards.

The company’s long-term and stock-based compensation program has been comprised of:

•

awards of restricted stock or restricted stock units which generally vest in 1/3 increments over three years (subject to acceleration of a portion of the shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock), and

•

for periods prior to 2018 for legacy Tenneco employees, cash-settled long-term performance units (“LTPUs”) which are generally earned over a three-year performance period and paid after the end of the performance period, and

•

for periods prior to 2019 for legacy Federal-Mogul employees, cash-settled long-term incentive plan awards which are generally earned over a three-year performance period and paid after the end of the performance period, and

•

for periods beginning in 2018 for legacy Tenneco employees and 2019 for legacy Federal-Mogul employees, stock-settled long-term performance share units (“PSUs”) which are generally earned over a three-year performance period and paid after the end of the performance period.

Each year, typically at its meeting in February, the committee reviews and approves long-term incentive award amounts earned for the most recent performance period, and determines the size, nature and distribution of long-term and stock-based grants for our named executive officers for the new year. In addition, during the course of the year the committee may award additional LTPUs/PSUs covering partially completed performance periods in connection with new hires or promotions.

Historically, the amount of these awards has been designed by the committee to target value for our named executive officers in the range of the 50th percentile when compared to the value of similar awards granted by peer companies to their executives, based on the committee’s assumptions regarding future company performance and other factors. The value actually realized from these awards could be above or below the 50th percentile based on our actual company performance.

LTPUs granted by the committee have historically been denominated in dollar targets (“Target Value”) and have been payable 50% based on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) relative to the TSR of the companies in the S&P 500, 30% based on our EBITDA (as described in “— Calculations Under Various Plans — Calculations Under Our LTPUs”) and 20% based on our FCF (See ”— Calculations Under Various Plans — Calculations Under Our LTPUs”) during the performance period. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. The committee included EBITDA and FCF as part of our LTPU program so that our program would incorporate multiple metrics that are key to our delivering sustainable performance. The LTPUs are payable at the end of a three-year performance period. The LTPUs granted in 2017 were paid in early 2020 based on our 2017 through 2019 performance, as described below.

In 2018, we began issuing PSUs in lieu of LTPUs. The PSUs granted by the committee in 2018 were designed to be earned 50% based on Economic Value Added (“EVA®”) performance and 50% based on three-year total stockholder return against a peer group. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management. The PSUs issued in 2019 were modified in anticipation of the separation of New Tenneco and DRiV and are designed to be earned 50% based on Business FCF (for New Tenneco or DRiV, as applicable, depending on the named executive officer’s responsibilities) and 50% based on our TSR relative to the TSR of companies in a peer group selected by the committee.

For the LTPUs granted by the committee in 2017, a named executive officer would earn a percentage of the LTPUs Target Value based on performance as set forth below.

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
≥ 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
< 40th	0%

For Cumulative EBITDA Performance — 30% of Total Target Value (“EBITDA Target Value”)

EBITDA as % of Target	Percent of EBITDA Target Value
≥ 120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For Cumulative FCF Performance — 20.0% of Total Target Value (“FCF Target Value”)

FCF as % of Target	Percent of FCF Target Value
≥ 120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For the PSUs granted in 2019, a named executive officer could earn a percentage of the PSUs Target Value based on performance as set forth below:

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
≥ 75th	200% (maximum)
50th	100% (target)
25th	50% (threshold)
< 25th	0%

For Cumulative Business FCF Performance — 50% of Total Target Value (“Business FCF Target Value”)

Cumulative Business FCF as % of Target	Percent of Business FCF Target Value
≥ 115%	200% (maximum)
100%	100% (target)
85%	50%
80%	25% (threshold)
< 80%	0%

Payouts are prorated for performance between the levels presented above.

The LTPUs granted in 2017 established performance goals that were based upon the composition of the company and its operations prior to the Federal-Mogul acquisition. Accordingly, the committee determined it was necessary to make adjustments to the awards to give effect to the acquisition. The committee noted that the majority of 2018 was complete at the time of the acquisition. In light of that, the committee looked at actual corporate level performance for each of 2017 and 2018 (excluding the Federal-Mogul acquisition) against the original targets established in 2017 to determine the level at which 2/3 of each award was earned.

The committee’s target levels of performance for the 2017 through 2018 period and our actual level of performance were as follows:

Performance Measure	Percentage of Total Target Value	Target Performance	Actual Performance	Actual Performance as Percentage of Target Performance	Payout (Percentage of Target)
TSR v. TSR of S&P 500	50.0%	50th Percentile	Lower 25th Percentile	—	0%
Cumulative EBITDA	30.0%	$1.843 billion	$1.730 billion	94%	28%
Cumulative FCF	20.0%	$238 million	$195 million	85%	17%

For 2019 performance, the committee determined that each named executive officer should earn the final 1/3 of his award based on the performance of the applicable Business in which the employee was employed and applied the level of payout earned under the AIP for such Business.

Based on the foregoing, LTPUs held by New Tenneco employees were paid at the 36.8% of target level and LTPUs held by DRiV employees were paid at the 48.1% of target level.

Two of the named executive officers – Messrs. Norton and Jueckstock – have long-term incentive awards for the 2017 through 2019 performance period granted to them by Federal-Mogul before the acquisition (“FM LTIPs”).

For Mr. Norton, his FM LTIP was based 50% on EBITDA of the Motorparts Division, 25% on ROWA of the Motorparts Division and 25% based on his continued employment during the period. The 50% based on EBITDA was broken out 8.3% based on 2017 results, 8.3% based on 2018 results, 8.3% based on 2019 results and 25% based on cumulative 3-year results. The committee determined that, for 2017, Motorparts achieved EBITDA and ROWA of 8.7% and 8.1%, respectively, versus targets of 8.3% and 8.3%. The committee determined that, for 2018, Motorparts achieved EBITDA and ROWA of 0% and 0%, respectively, versus targets of 8.3% and 8.3%. Because the FM LTIP did not account for the change in the Motorparts Division that occurred in connection with the acquisition, the committee applied the cumulative factor on EBITDA on the first two years of the plan and determined that to be 12.8%, versus a target of 16.7%. This resulted in 2/3 of the award being paid at 46.3% of target. Further, the committee applied the 54% DRiV AIP payout factor to performance for the 2019 portion of the FM LTIP resulting in 21.8% for that portion of the LTIP award calculation. As a result, and inclusive of the continued employment component, the committee determined that Mr. Norton’s FM LTIP was payable at 68.1% of target, or $476,700 in the aggregate. See “— Calculations Under Various Plans — Calculations Under FM LTIPs” for a description of how these metrics are calculated.

For Mr. Jueckstock, the FM LTIP applicable to the Powertrain Division enabled 10 individuals to share in a pool that would be $5 million at target and $10 million at maximum (Mr. Jueckstock is entitled to 31.75% of the final pool). The Plan was measured based on LTIP EBIT (x), Capital Charge (y) and Economic Profit. The Powertrain Division reported EBIT for 2017 and 2018 was adjusted for, among other items, (a) legacy defined benefit expenses, (b) amortization of capitalized restructuring charge over a 3-year period and (c) amortization of goodwill for acquisitions after September 30, 2013. 2017 Powertrain Division EBIT was $267.7 million and 2018 Powertrain Division EBIT was $272.8 million. The Capital Charge (y) was calculated based on Powertrain reported Average Working Assets of $263.1 million in 2017 and $275.0 million in 2018. The Economic Profit was determined by deducting the Capital Charge (y) from the LTIP EBIT (x) as described above, and 5% of the Economic Profit, or $58,464, was deposited into the pool to be shared among all remaining participants in the plan for 2017 and 2018 in aggregate. Because the FM LTIP did not account for the change in the Clean Air Division that occurred in connection with the acquisition, for 2019 performance, the committee applied the 20% New Tenneco payout percentage. As a result, the committee determined that Mr. Jueckstock’s FM LTIP aggregate payout was $130,387 (representing of the 2.6% target pool). See “— Calculations Under Various Plans — Calculations Under FM LTIPs” for a description of how these metrics are calculated.

Certain Other 2019 Compensation Actions

In October 2019, the committee granted a cash retention award to Mr. Hollar, and in November 2019, the committee granted a cash retention award to Mr. Guo, each in recognition of the work they completed in connection with the planned separation of DRiV and New Tenneco and as an inducement for each to remain employed with the company through the completion of the separation. Mr. Hollar was to receive an aggregate cash payment of $2 million, and Mr. Guo will receive an aggregate cash payment of $500,000. Mr. Guo’s award will vest 50% on December 31, 2020 and 50% on December 31, 2021, provided that vesting may be accelerated (i) in the event that the company consummates the separation of DRiV and New Tenneco, whether effected through a merger, exchange, sale of stock or assets or other transaction, on or before December 31, 2020 and (ii) in connection with certain events triggering a separation from service. Mr. Hollar’s award will be forfeited upon his departure from our company.

Employment Agreements and Arrangements

In January 2015, we entered into an offer letter with Mr. Kesseler that was amended on October 1, 2018 in connection with Mr. Wood joining us as Co-Chief Executive Officer, each of which is described on pages 59-60.

In October 2018, we entered into an offer letter with Mr. Wood and in March 2020, we entered into a separation agreement with Mr. Wood, each of which is described beginning on page 60.

In April 2017, we entered into an offer letter with Mr. Hollar that is described on page 60.

In October 2018, we entered into an offer letter with Mr. Jueckstock that is described on page 61.

In October 2018, we entered into an offer letter with Mr. Norton that is described on page 61.

We have certain arrangements with Mr. Guo relating to his former expatriate assignment that are described on page 61.

Retirement Plans

We offer to our U.S.-based salaried employees, including our U.S.-based named executive officers, a customary, tax-qualified defined contribution retirement (401(k)) plan. For 2019, we provided a company match on employee contributions of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay, which we believe to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005 who have completed at least one year of service, and beginning in 2019, on an age-graded schedule. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005.

For those U.S.-based executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included:

•	a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees (see “— Post-Employment Compensation”); and

•	a supplemental executive retirement plan, which we call the “SERP” (see “— Post-Employment Compensation — Tenneco Supplemental Retirement Plan”).

Effective December 31, 2006, we froze our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved.

To address the loss of future benefits associated with the freeze, we amended our qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. Company Retirement Contributions are also provided to employees hired after the freeze in an amount equal to 2% of compensation. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution retirement plan. Our named executive officers and other senior managers are eligible to participate in this plan, with allocations under the plan generally calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the AIP formula (or other annual bonus formula as in effect at the relevant time) and (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code. The level of the Company Retirement Contributions under the 401(k) plans was modified effective for periods after 2018 to provide for a different age-weighted formula with a one year grandfathered period for participants who would have received higher Company Retirement Contributions under the formula in effect prior to 2019.

Under the terms of their offers, Mr. Kesseler and Mr. Wood received an additional contribution under this plan of 3% of compensation (including bonus compensation) through December 31, 2019. Thereafter, Mr. Kesseler is entitled to receive an age-weighted contribution under this plan based on the same formula that applies to the Company Retirement Contribution under the 401(k) plan.

Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule of the Federal-Mogul German Pension Plan in lieu of the U.S. defined contribution plan. The company makes contributions not to exceed 125,000 Euros per year to the Federal-Mogul German Pension Plan on his behalf pursuant to his offer letter.

Perquisites

Mr. Kesseler was accompanied by his spouse on business travel using an aircraft chartered by the company. The aggregate value of such perquisite to Mr. Kesseler was less than $10,000.

Severance Benefits

We have agreed to pay our Chief Executive Officer two times his then-current salary and target bonus for the year in which termination occurs if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors.

Otherwise, we maintain a Severance Benefit Plan that applies to all U.S. salaried, full-time employees with at least three months of service who are terminated by us without cause or in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “— Other Potential Post-Employment Compensation — Severance Benefits.” We most recently amended the plan in August 2018 to reflect prevailing market practices.

Change in Control

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Our plan applies to twelve members of management and generally provides for cash benefits consisting primarily of a multiple (two or three times) of an officer’s annual salary and annual targeted cash incentive if the executive officer is actually terminated (other than for cause, death or disability) or constructively terminated within two years following a change in control. See “Post-Employment Compensation — Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.” Our current Change in Control Severance Benefit Plan for Key Executives was adopted in 2007. Mr. Kesseler’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his targeted annual bonus in effect immediately prior to the change in control (Mr. Wood was entitled to the same benefit prior to his separation). The cash payment in connection with a change in control termination for each of Messrs. Hollar, Jueckstock, Norton and Guo will equal two times the total of his then current base salary plus his targeted annual bonus in effect immediately prior to the change in control.

In addition, the terms of our 2006 LTIP (and our prior plans), provide for awards to vest upon a change in control, unless the committee otherwise provides in an award agreement.

Equity Award Policy

Our Board has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as restricted stock, options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the Board. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in February. The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 LTIP (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Chief Executive Officer, General Counsel and our most senior human resources executive. The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, prorated based on when the employee was hired or promoted. The total number of shares that the management committee can issue under this policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and senior officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies. The individual guidelines are:

•	6 x annual base salary for the Chief Executive Officer;

•	5 x annual retainer for Non-Management Directors;

•	4 x annual base salary for the Chief Operating Officer and Chief Financial Officer;

•	3 x annual base salary for the Executive Vice Presidents and Senior Vice Presidents; and

•	1 x annual base salary for Vice Presidents (in the executive compensation band).

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; (iv) unvested time-vesting restricted stock units issued and held as part of long-term compensation; and (v) shares issued upon stock option exercises or vesting of any long-term compensation award that the participant continues to hold.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee reviews each participant’s compliance (or progress towards compliance) with the guidelines annually, typically at its meeting in February. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers, including the named executive officers, are in compliance with the guidelines either through maintaining the requisite level of ownership or being within the “ramp-up” period to achieve the requisite level of ownership under the policy or relying on the committee’s discretion to re-assess guidelines to give effect to unexpected volatility in our stock price.

Anti-Hedging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in our securities by our directors, officers and other employees. These persons are permitted to trade in our securities only during window periods (following earnings releases) and, in some cases, only after they have pre-cleared transactions with our General Counsel. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•	trading in Tenneco stock on a short-term basis;

•	trading in Tenneco stock on margin;

•	short-selling Tenneco stock; and

•

entering into transactions designed to hedge the risks and benefits of ownership of Tenneco securities, including the purchase and/or sale of derivatives, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Tenneco securities.

For purposes of our policy, “stock” or “securities” includes stock or securities of Tenneco or any of its subsidiaries.

Anti-Pledging Policy

We have adopted a policy under which our directors and executive officers are prohibited from pledging our securities as collateral for a loan.

Clawback Policy

We have a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based” compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, we are no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017.

Despite the committee’s efforts to structure the executive compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the guidance issued thereunder as amended by the Act, it is expected that the application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits. In any event, the committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Tenneco’s business needs.

In general, our philosophy is to seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies. We do not make compensation determinations based on the accounting treatment of any particular type of award.

Calculations Under Various Plans

“Business” means, as applicable, (i) the New Tenneco Business or (ii) the DRiV Business.

“Division” means, (i) in the case of the New Tenneco Business, (A) the Global Clean Air division and (B) the Global Powertrain division and (ii) in the case of the DRiV Business, (A) the Global Motorparts division and (B) the Global Ride Performance division.

Calculations Under Our Annual Incentive Plan:

“Business EBITDA” means, with respect to a Business, the reported EBITDA for the Business for the performance year, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations for the Business appearing in our annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the committee.

“Business FCF” means, with respect to a Business, the reported EBITDA for the performance year for the Business, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the committee.

“Division EBITDA” means, for an applicable Division, the reported EBITDA for the performance year for such Division, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations for the Division appearing in the company’s annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the committee.

“Division FCF” means, for an applicable Division, the reported EBITDA for the performance year for such Division, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the committee.

“EBITDA” means earnings before interest expense, income taxes and non-controlling interests, and depreciation and amortization expenses, as determined in accordance with normal business practices.

Calculations Under Our LTPUs and PSUs:

“EBIT” is the company’s earnings before interest, taxes and non-controlling interests, adjusted for (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures.

“EBITDA” is the company’s earnings before interest, taxes, depreciation, amortization and non-controlling interests, adjusted for (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures.

“FCF” is, with respect to the company, operating cash flow less cash interest payments, net cash tax payments and distributions to non-controlling interest partners, excluding the impact of acquisitions and divestitures.

“Business FCF” means, with respect to a Business, the reported EBITDA for the performance year for the Business, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the committee.

Calculations Under the FM LTIPs:

“Capital Charge” means, for any fiscal quarter, Powertrain reported Average Working Assets multiplied by the following annual rates, calculated quarterly during the performance period: (a) Fiscal 2017: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter); (b) Fiscal 2018: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter); (c) Fiscal 2019: Ten percent (10.0%) (i.e., 2.5% each fiscal quarter).

“EBIT” means, with respect to the Powertrain division, for any fiscal quarter, the consolidated net income determined in accordance with generally accepted accounting principles (“GAAP”) before (a) interest income and expense, (b) provision for income taxes (including tax sharing payments), (c) legacy defined benefit expenses (including European pension expense), (d) OPEB curtailment gains or losses, (e) expenses associated with factoring of receivables, (f) gains and losses on the sale of a business, (g) restructuring charge, to be capitalized and then amortized through EBIT over a 3 year period (i.e. over 12 quarters), (h) intercompany dividends, income/expense, fixed asset transfers, (i) minority interest, and (j) goodwill impairment. EBIT is calculated quarterly during the performance period.

“Economic Profit” means, with respect to the Powertrain Division, EBIT less the Capital Charge. Economic Profit is calculated quarterly during the performance period.

“Powertrain reported Average Working Assets” means, with respect to the Powertrain Division, for any fiscal quarter, the average of (i) Working Assets as of the last day of such quarter and (ii) Working Assets as of the last day of the immediately preceding quarter. Average Working Assets shall be calculated quarterly during the Performance Period.

“ROWA” means, with respect to the Motorparts Division, the fiscal year earnings before interest, taxes and intangible amortization, divided by monthly average Working Assets, expressed as a percentage.

“Working Assets” means, with respect to the Motorparts Division, accounts receivable plus inventory, less accounts payable, plus PP&E (plant, property and equipment), capitalized software, plus investment in non-consolidated joint ventures.

“Working Assets” means, with respect to the Powertrain Division, for any fiscal quarter, the following items as of the last day of such quarter (in each case determined in accordance with GAAP): (a) accounts receivable; plus (b) factored receivables that would not have otherwise been paid during the fiscal quarter; plus (c) net inventory; plus (d) property, plant and equipment net of depreciation (i.e. net book value); plus (e) goodwill and other intangible assets related to acquisitions or investments completed on or after September 30, 2013; plus (f) net book value of capitalized restructuring (i.e. gross amount of restructuring capitalized net of accumulated amortized restructuring charged through EBIT); plus (g) investments in non-consolidated subsidiaries (excluding $100 million consisting primarily of retained earnings established before January 1, 2014); less (x) accounts payable; less (y) accrued liabilities (other than accruals for short term taxes or short term interest).

Working Assets is calculated quarterly during the performance period. Working Assets for the fiscal quarter of the Powertrain Division ended December 31, 2016 was $2.434 billion. Notwithstanding anything to the contrary in the foregoing: (A) Working Assets is determined without giving effect to any gains and losses on the sale of a business; and (B) the committee may in its sole and absolute discretion, subject to the terms of the FM LTIP, adjust the calculation of Working Assets for events or actions during the course of the performance period that are unusual, infrequent and/or non-recurring (including but not limited to goodwill impairments).

Summary Compensation Table

The following table shows the compensation that we paid to: (1) our Chief Executive Officer; (2) our former Co-Chief Executive Officer; (3) our Chief Financial Officer in 2019; and (4) each of our next three most highly compensated executive officers who were serving at the end of 2019 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation. We refer to these individuals collectively as the “named executive officers.” The table shows amounts paid to the named executive officers for all services provided to our company and its subsidiaries for 2017, 2018 and 2019 (except in the case of Mr. Wood, for whom information is presented only for 2018 and 2019 as he was not a named executive officer in 2017, and Messrs. Jueckstock and Norton, for whom information is presented only for 2019, as they were not named executive officers in 2018 or 2017). The table does not include amounts paid to Mr. Wood in his capacity as an outside director before October 1, 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total(6) ($)
Brian J. Kesseler	2019	1,050,000	—	6,375,457	1,771,250	—	100,840	9,297,547
Chief Executive Officer (7)	2018	1,050,000	—	5,395,102	1,326,750	—	77,892	7,849,744
	2017	970,479	52,853	2,177,555	892,059	—	284,410	4,377,356
Roger J. Wood	2019	1,050,000	—	6,375,457	—	—	29,089	7,454,546
Former Co-Chief Executive Officer (8)	2018	262,500	—	1,317,367	164,063	—	9,348	1,753,278
Jason M. Hollar	2019	625,000	—	1,753,200	414,300	—	48,662	2,841,162
Former Chief Financial Officer (9)	2018	574,583	—	2,305,558	336,115	—	21,648	3,237,904
	2017	291,667	368,281	601,319	54,844	—	11,850	1,327,961
Rainer Jueckstock	2019	950,000	—	1,540,718	301,387	624,346	2,411	3,418,862
Executive Vice President
and President, Powertrain
Bradley S. Norton	2019	705,385	—	1,168,788	779,100	—	73,095	2,726,368
Executive Vice President and
President, Ride Performance
Peng (Patrick) Guo	2019	575,000	—	1,275,098	497,720	14,156	58,343	2,420,317
Executive Vice President and	2018	550,000	—	1,670,972	447,915	(5,124)	36,481	2,700,244
President, Clean Air	2017	518,750	19,844	464,646	198,068	6,612	472,379	1,680,299

(1)

The amounts under the column entitled “Bonus” in the table above are comprised of the portion of the named executive officer’s bonus under our former annual incentive plan that is not tied to performance against financial performance targets and includes a $350,000 signing bonus for Mr. Hollar in 2017.

(2)

The stock award totals for a year reflect the grant date fair value of all restricted stock or restricted stock units awarded during such year. For 2018 and 2019, this includes the grant date fair value of all PSUs awarded during such year. See note 8 of our consolidated financial statements for the year ended December 31, 2017 for a description of how the 2017 data was computed; note 16 of our consolidated financial statements for the year ended December 31, 2018 for a description of how the 2018 data was computed; and note 17 of our consolidated financial statements for the year ended December 31, 2019 for a description of how the 2019 data was computed. Includes, in the case of Mr. Hollar for 2017, an equity replacement award made in connection with his hiring. See “—Compensation Discussion and Analysis — Design and Elements of Compensation — Long-Term and Stock-Based Incentives.”

(3)

The amounts under the column entitled “Non-Equity Incentive Plan Compensation” in the table above are comprised of (a) the portion of the named executive officer’s payment under our annual bonus program that is linked to EBITDA (or EBIT) and cash flow or EVA® performance and (b) the named executive officer’s long-term performance unit or FM LTIP payment for the 2015 through 2017 performance period, the 2016 through 2018 performance period and the 2017 through 2019 performance period, respectively. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Cash Incentive Compensation.” The amounts for 2019 are set forth below:

Name	AIP Payout	2017-2019 LTIP Payout
Mr. Kesseler	$737,100	$1,034,150
Mr. Hollar	$270,000	$144,300
Mr. Jueckstock	$171,000	$130,387
Mr. Norton	$302,400	$476,700
Mr. Guo	$280,600	$217,120

(4)

As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our U.S. senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”). Mr. Guo participates in certain of these plans. Messrs. Kesseler, Wood, Hollar, and Norton do not participate in any defined benefit plan sponsored by us. Mr. Jueckstock participates in the Federal-Mogul German Pension Plan, as described under “Compensation Discussion and Analysis—Design and Elements of Compensation—Retirement Plans,” above. The change in pension value for Mr. Jueckstock is primarily due to a change in the discount rate used to determine the present value of the benefits, from 2.00% in 2018 to 1.00% in 2019.

(5)	The amounts under the column entitled “All Other Compensation” in the table above for 2019 are comprised of the following:

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums	Registrant Contributions to Defined Contribution Plans(b)	Tax Gross Up(c)
Mr. Kesseler	$–	$3,780	$96,013	$1,047
Mr. Wood	$–	$3,780	$25,309	$–
Mr. Hollar	$–	$2,241	$46,421	$–
Mr. Jueckstock	$–	$2,411	$–	$–
Mr. Norton	$–	$1,777	$71,318	$–
Mr. Guo	$–	$2,055	$56,288	$–

(a)	No named executive officer received perquisites and other personal benefits that exceeded $10,000 in the aggregate.

(b)	For our U.S. named executive officers, we offer retirement benefits through a 401(k) savings plan. Under the plan, subject to limitations in the Internal Revenue Code,

participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. For 2019, we provided a company match on an employee’s contribution of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005 who have completed at least one year of service, and beginning in 2019, on an age-graded schedule. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005. All matching contributions vest immediately. Additional company contributions vest upon the named executive officer’s third anniversary with Tenneco.

(c)	Represents a tax gross up payment to Mr. Kesseler in connection with spousal travel on aircraft chartered by the company.

(6)

Tenneco began granting long-term incentives in the form of PSUs in 2018, which are reflected in the table above at grant date fair value. Our prior long-term incentives, the LTPUs and FM LTIPs, are reported in the table above when paid, resulting in 2018 compensation including pay for both the 2016 through 2018 and 2018 through 2020 performance periods and 2019 compensation including pay for both the 2017 through 2019 and 2019 through 2021 performance periods. The total compensation for 2018 for each named executive officer who received an LTPU or FM LTIP payout would have been as follows, excluding the LTPU or FM LTIP payout:

Name	Adjusted Total Compensation
Mr. Kesseler	$7,179,244
Mr. Hollar	$3,226,154
Mr. Guo	$2,472,239

The total compensation for 2019 for each named executive officer would have been as follows, excluding the LTPU or FM LTIP payout:

Name	Adjusted Total Compensation
Mr. Kesseler	$8,263,397
Mr. Hollar	$2,696,862
Mr. Jueckstock	$3,288,475
Mr. Norton	$2,249,598
Mr. Guo	$2,203,197

(7)

Mr. Kesseler served as the company’s Chief Executive Officer until October 1, 2018. On that date, he was appointed as our Co-Chief Executive Officer. On January 7, 2020, he again became our sole Chief Executive Officer.

(8)	Mr. Wood was appointed our Co-Chief Executive Officer on October 1, 2018 and separated from the company on January 7, 2020.

(9)

Mr. Hollar served as the company’s Senior Vice President, Finance until July 1, 2018. On that date, he was appointed as our Chief Financial Officer. On March 13, 2020, Mr. Hollar resigned from the role of Chief Financial Officer, effective April 1, 2020, and from the company effective April 13, 2020.

Grants of Plan-Based Awards During 2019

The following table shows certain information regarding grants of plan-based awards we made to the named executive officers during 2019.

Grants of Plan-Based Awards During 2019

Name	Grant Date		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Kesseler	2/5/2019	(1)	682,500	1,365,000	2,730,000
	2/5/2019	(2)				1,912,631	3,825,261	7,650,522
	2/5/2019	(3)							73,620	2,550,196
Mr. Wood	2/5/2019	(1)	682,500	1,365,000	2,730,000
	2/5/2019	(2)				1,912,631	3,825,261	7,650,522
	2/5/2019	(3)							73,620	2,550,196
Mr. Hollar	2/5/2019	(1)	250,000	500,000	1,000,000
	2/5/2019	(2)				525,974	1,051,948	2,103,896
	2/5/2019	(3)							20,244	701,252
	10/28/2019	(4)		2,000,000
Mr. Jueckstock	2/5/2019	(1)	427,500	855,000	1,710,000
	2/5/2019	(2)				462,219	924,438	1,848,876
	2/5/2019	(3)							17,791	616,280
Mr. Norton	2/5/2019	(1)	280,000	560,000	1,120,000
	2/5/2019	(2)				350,644	701,287	1,402,574
	2/5/2019	(3)							13,496	467,501
Mr. Guo	2/5/2019	(1)	230,000	460,000	920,000
	2/5/2019	(2)				382,530	765,059	1,530,118
	2/5/2019	(3)							14,724	510,039
	11/13/2019	(4)		500,000

(1)

Represents targeted and maximum incentive payouts that are paid based on our performance against EBITDA and cash flow goals under the AIP as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.”

(2)

Represents threshold, target and maximum incentive payouts that are paid based on our performance against goals relating to relative total stockholder return and Business FCF under PSUs granted for the 2019 through 2021 performance period under our 2006 LTIP as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Stock Awards.”

(3)	Represents awards of restricted stock units under our 2006 LTIP. One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(4)

Mr. Hollar will receive an aggregate cash payment of $2 million, and Mr. Guo will receive an aggregate cash payment of $500,000, each of which will vest 50% on December 31, 2020 and 50% on December 31, 2021, provided that vesting may be accelerated (i) upon the completion of planned separation of DRiV and New Tenneco and (ii) in connection with certain events triggering a separation from service.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Bonus and Non-Equity Incentive Plan Awards

The amounts under the column entitled “Bonus” in the table above are comprised of any portion of the named executive officer’s bonus under our former annual incentive plan that was not tied to performance against final targets plus a signing bonus. Amounts reflected in the Summary Compensation Table for 2017 through 2019 under the column entitled “Non-Equity Incentive Plan Compensation” are comprised of (a) the portion of the named executive officer’s payment under our annual incentive plans that is linked to EBITDA (or, for periods prior to 2019, EBIT) and cash flow or, for periods prior to 2018, EVA® performance and (b) the named executive officer’s LTPU or FM LTIP payment for the 2015 through 2017 performance period, the 2016 through 2018 performance period, and the 2017 through 2019 performance period, respectively.

For periods prior to 2018, our former annual incentive plan paid awards based 75% on a formula tied to our corporate achievement of pre-established EVA® objectives and 25% on the committee’s discretionary determination of our company performance and other relevant factors. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

For 2018, we adopted the AIP, which paid awards 60% based on the company’s achievement of pre-established EBIT objectives and 40% based on the company’s achievement of pre-established cash flow objectives. For 2019, AIP metrics were modified to pay awards based on achievement of pre-established EBITDA objectives and pre-established cash flow objectives, measured at Business and Division levels. See “Compensation Discussion and Analysis—Executive Summary—Changes in 2019 Program Design,” and “Compensation Discussion and Analysis—Design and Elements of Compensation—Salary and Annual Cash Incentive Compensation.” In general, a participant is entitled to a pro rata bonus if his or her employment is terminated due to death, disability or retirement.

The amounts under the column entitled “Non-Equity Incentive Awards” in the table above are comprised of LTPUs granted in 2017 and FM LTIPs granted by Federal-Mogul in 2017. The LTPUs are payable at the end of a three-year performance period. Subject to the terms of any employment agreement, the LTPUs are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. In the event of termination due to death or disability, all LTPUs granted prior to 2017 would have paid out at 100% of target. For the LTPUs granted in 2017, which are payable based on our 2017 through 2019 performance, in the event of termination due to death or disability, the award holder will receive a pro rata payment equal to 100% of the target amount multiplied by the percentage of the performance period during which he or she was employed by us. In the event of retirement, the award holder receives a pro rata payment equal to the amount he or she would have earned had he or she continued employment until the end of the applicable performance period multiplied by the percentage of the performance period during which he or she was employed by us. The FM LTIP for the Motorparts Division is based 50% on EBITDA of the Motorparts Division, 25% on

ROWA of the Motorparts Division and 25% based on continued employment during the performance period. The FM LTIP for the Powertrain Division is measured based on LTIP EBIT (x), Capital Charge (y) and Economic Profit. See “Compensation Discussion and Analysis—Design and Elements of Compensation—Long-Term and Stock-Based Incentives.”

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted stock and restricted stock units and the grant-date fair value of PSUs assuming achievement of the pre-established EVA® (for awards in 2018) or cash flow (for awards in 2019) and total stockholder return targets at 100%. See “—Grants of Plan-Based Awards During 2019.” Our restricted stock and restricted stock unit awards generally vest one-third per year during the three years after the grant date, subject to the officer’s continued employment (subject to acceleration of a portion of the restricted shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock). Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement. Our PSUs are settled in class A common stock at the end of the three-year performance period on the basis of the achievement of pre-established EVA® (for awards in 2018) or FCF (for awards in 2019) and total stockholder return performance objectives. In the event of the executive’s death or disability prior to the end of the performance period, a prorated portion of the target award will vest and be paid based on the portion of the performance period elapsed prior to the executive’s termination of employment. In the event of the executive’s retirement prior to the end of the performance period, the executive will be entitled to a prorated number of the units to which the executive would have been entitled based on performance during the performance period had his or her employment not terminated based on the portion of the performance period elapsed prior to the executive’s retirement. See “— Compensation Discussion and Analysis” for a discussion of specific determinations with respect to our PSUs for the 2019 through 2021 measurement period.

Option Awards

Prior to 2015, we granted awards of nonqualified options to purchase common stock granted to our executive officers under our 2006 LTIP. The awards vested one-third per year during the three years after the grant date, subject to the officer’s continued employment, and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements and Other Employment Arrangements

In December 2014, we provided Mr. Kesseler an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Kesseler’s cash payment in connection with a change in control termination would be equal to three times the total of his then current base salary plus targeted annual bonus in effect immediately prior to the change in control. Pursuant to the letter, we paid Mr. Kesseler a one-time signing bonus of $1,000,000 and an award of 83,474 restricted shares that vests 50% on each of the second and fourth anniversaries of the grant date to replace equity forfeited when he left his prior position. In addition, Mr. Kesseler received full LTPU grants for the 2013 through 2015 and 2014 through 2016 performance periods to replace foregone benefits. Pursuant to the letter, Mr. Kesseler is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 LTIP. In addition, he will receive an additional 2% of base pay contribution into the 401(k) Plan after one year of service and participates in our non-qualified defined contribution plan at the rate of 3% of compensation. Mr. Kesseler’s offer letter was amended when he became our Co-Chief Executive Officer on October 1, 2018 to provide that, other than in connection with a change in control, if Mr. Kesseler’s employment is terminated by us other than for disability or for cause, he will be paid two times his then current annual base salary and target bonus for the year in which termination occurs.

In October 2018, we entered into an offer letter with Mr. Wood that set forth certain terms and conditions of his employment with our company. The letter provided that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Wood’s cash payment in connection with a change in control termination would be equal to three times the total of his then current base salary plus targeted annual bonus in effect immediately prior to the change in control. The letter also provided that, other than in connection with a change in control, if Mr. Wood’s employment were to be terminated by us other than for disability or for cause, he would be paid two times his then current annual base salary and target bonus for the year in which the termination occurred. Pursuant to the letter, Mr. Wood was eligible to participate in the benefit plans we offer to our employees generally as well as our LTIP. In addition, he was eligible to participate in our 401(k) plan with respect to Company Retirement Contributions after completing one year of service and participated in our non-qualified defined contribution plan at the rate of 3% of compensation (which was modified beginning in 2019 to provide for an age-weighted contribution).

On January 7, 2020, Mr. Wood separated from the company, and on March 12, 2020, we entered into a Separation Agreement with Mr. Wood pursuant to which he received, subject to a customary release, (i) accrued wages and unused vacation through his termination date; (ii) two times the sum of his base salary and target bonus for 2020, paid in a lump sum; and (iii) a cash payment equal to the employer portion of his medical coverage for one year, paid in a lump sum.

In April 2017, we provided Mr. Hollar an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provided that Mr. Hollar was eligible to participate in our Change in Control Severance Benefit Plan for Key Executives. The agreement also provided that, if Mr. Hollar’s employment was terminated, he would be eligible to participate in our Severance Benefit Plan. Pursuant to the letter, we paid Mr. Hollar a one-time signing bonus of $150,000, an award of 5,343 restricted shares that vests in equal installments on the first three anniversaries of the grant date, and an award of 5,021 restricted shares that vest on the first anniversary of the grant date to replace foregone compensation when he left his prior position. Mr. Hollar also received LTPU grants for the 2016 through 2018 and 2017 through 2019 performance periods. In addition, to replace foregone long-term incentive cash awards at his prior position, Mr. Hollar received a $200,000 cash payment in December 2017 and received an additional $200,000 cash payment in December 2018. Pursuant to the letter, Mr. Hollar was eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 LTIP.

On March 13, 2020, Mr. Hollar resigned from the company, effective April 13, 2020.

In October 2018, we provided Mr. Jueckstock an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that Mr. Jueckstock is eligible to participate in our Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, if Mr. Jueckstock’s employment is terminated, he will be eligible to participate in our Severance Benefit Plan. Pursuant to the letter, Mr. Jueckstock is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 LTIP.

In October 2018, we provided Mr. Norton an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that Mr. Norton is eligible to participate in our Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, if Mr. Norton’s employment is terminated, he will be eligible to participate in our Severance Benefit Plan. Pursuant to the letter, Mr. Norton is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 LTIP.

During Mr. Guo’s assignment in China, we had a letter agreement with Mr. Guo that provided for reimbursement for rent and utilities, a company-provided vehicle and driver, tuition for children up to the age of 18, the difference of goods and services between the U.S. and China, tax preparation, and tax equalization payments. Mr. Guo is no longer on assignment in China and we have no similar letter agreement regarding his U.S. assignment, although he continues to receive tax preparation relating to his prior assignment in China.

Outstanding Equity Awards at December 31, 2019

The following table shows certain information regarding the outstanding equity awards held by the named executive officers at the end of 2019.

Outstanding Equity Awards at December 31, 2019

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mr. Kesseler	—	—	—
2/1/2017				7,584	99,350
5/17/2017				3,743	49,033
2/7/2018				23,252	304,601
5/16/2018				3,342	43,780
2/5/2019				73,620	964,422
2/7/2018						52,316	(3)	685,340
5/16/2018						7,520	(3)	98,512
2/5/2019						110,429	(4)	1,446,620
Mr. Wood	—	—	—
10/1/2018				20,650	270,515
2/5/2019				73,620	964,422
2/5/2019						110,429	(4)	1,446,620
Mr. Hollar	—	—	—
6/1/2017				1,781	23,331
2/7/2018				4,844	63,456
6/1/2018				3,782	49,544
12/10/2018				23,020	301,562
2/5/2019				20,244	265,196
2/7/2018						10,899	(3)	142,777
6/1/2018						8,508	(3)	111,455
2/5/2019						30,368	(4)	397,821
Mr. Jueckstock	—	—	—
10/22/2018				27,902	365,516
2/5/2019				17,790	233,049
2/5/2019						26,687	(4)	349,600
Mr. Norton	—	—	—
10/22/2018				20,926	274,131
2/5/2019				13,497	176,811
2/5/2019						20,245	(4)	265,210
Mr. Guo	—	—	—
2/1/2017				2,275	29,803
2/7/2018				5,812	76,137
10/22/2018				13,951	182,758
2/5/2019				9,816	128,590
2/7/2018						13,079	(3)	171,335
2/5/2019						22,086	(4)	289,327

(1)	No named executive officer held unvested options at December 31, 2019.

(2)	The vesting dates and number of shares vesting for the unvested restricted stock and restricted stock units reflected above as of December 31, 2019 are as set forth below.

Name	Stock Vesting Date	Number of Shares Vesting
Mr. Kesseler	2/1/2020 2/5/2020 2/7/2020 5/16/2020 5/17/2020 2/5/2021 2/7/2021 5/16/2021 2/5/2022	7,584 24,540 11,626 1,671 3,743 24,540 11,626 1,671 24,540
Mr. Wood	10/1/2019 2/5/2020 10/1/2020 2/5/2021 2/5/2022	10,325 24,540 10,325 24,540 24,540
Mr. Hollar	2/5/2020 2/7/2020 5/31/2020 5/31/2020 2/5/2021 2/7/2021 5/31/2021 12/10/2021 2/5/2022	6,748 2,422 1,781 1,891 6,748 2,422 1,891 23,020 6,748
Mr. Jueckstock	2/5/2020 10/22/2020 2/5/2021 10/22/2021 2/5/2022 2/5/2022	5,930 13,951 5,930 13,951 5,930 26,687
Mr. Norton	2/5/2020 2/5/2021 10/22/2021 2/5/2022 2/5/2022	4,499 4,499 20,926 4,499 20,245.00
Mr. Guo	2/1/2020 2/5/2020 2/7/2020 12/31/2020 2/5/2021 2/7/2021 10/22/2021 2/5/2022 2/5/2022	2,275 4,908 2,906 13,079 4,908 2,906 13,951 4,908 22,086

(3)	Represents unvested PSUs for the 2018 through 2020 performance period at the achievement of threshold performance goals.

(4)	Represents unvested PSUs for the 2019 through 2021 performance period at the achievement of threshold performance goals.

Option Exercises and Stock Vested During 2019

The following table shows certain information regarding options exercised and stock vested during 2019 for the named executive officers.

Option Exercises and Stock Vested During 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Mr. Kesseler	—	—	79,241	2,477,018
Mr. Wood	—	—	10,325	130,302
Mr. Hollar	—	—	6,094	116,225
Mr. Jueckstock	—	—	—	—
Mr. Norton	—	—	—	—
Mr. Guo	—	—	26,188	848,075

(1)	Includes shares withheld to satisfy tax obligations.

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2019 for Mr. Jueckstock under the Federal-Mogul German Pension Plan and Mr. Guo under our U.S. defined benefit retirement plans.

Pension Benefits

Name(1)	Plan Name(2)		Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)
Mr. Jueckstock	1	(3)	19.0	(5)	3,103,622
Mr. Guo	2	(4)	8.3	(5)	75,540
	3	(4)	8.3	(5)	424

(1)	No other named executive officer participates in any defined benefit plan sponsored by us.

(2)

Plan 1 represents the Federal-Mogul German Pension Plan. Plan 2 represents the Tenneco Employees Retirement Plan. Plan 3 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan).

(3)

For Plan 1, the present value of accumulated benefits was determined using the discount rate of 1.00% and mortality assumptions of Heubeck 2018 G mortality tables. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. The pension benefits for Mr. Jueckstock are denominated in Euros. The present value of these accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.11 to 1.

(4)

The present value of accrued benefits was calculated as of December 31, 2019, using the Pri-2012 Mortality Table with improvement scale MP-2019 and a 3.35% discount rate for Plan 2 and a 3.00% discount rate for Plan 3, each deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 2 is age 62 (normal retirement age is 65). For Plan 3, the unreduced retirement age is age 62 (normal retirement age is 65). For Plan 2 and Plan 3, the first year of service is generally excluded as credited service under the plan. For Plan 3, lump sum amounts payable at the earliest unreduced retirement age were valued based on the plan’s lump sum provisions, namely the GAR-94 mortality table and a 2.28% interest rate.

(5)	The named executive officer’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

Federal-Mogul German Pension Plan

Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule of the Federal-Mogul German Pension Plan in lieu of the U.S. defined contribution plan. In accordance with his offer letter, the company makes contributions not to exceed 125,000 Euros per year to the plan based on annual salary, excluding bonuses. The amount of the contributions is determined at 0.5% of the base salary for compensation below the German social security contribution ceiling plus 1.5% of the base salary above that ceiling, per year of pension service.

Tenneco Employees Retirement Plan (formerly Tenneco Retirement Plan for Salaried Employees)

The benefit under the Tenneco Employees Retirement Plan, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under a plan maintained by a former affiliate. The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan (prior to the plan being frozen). Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only (other than small amounts which may be paid in a lump sum, special lump sums offered to terminated participants in a special window program and special lump sums offered in connection with our pension de-risking program). The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan for salaried employees effective December 31, 2006 so that benefits were frozen for salaried employees at the level in effect as of that date, and no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which is not done under the Tenneco Employees Retirement Plan and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Employees Retirement Plan and the former affiliate plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30-year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers at the level in effect as of that date so that no future benefits will be accrued under the plan.

2006 Changes in Defined Benefit Plans

In August 2006, we froze, effective December 31, 2006, benefits under our U.S. defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of a limited number of former executives who had employment contracts providing for specified benefits (each of whom voluntarily accepted a benefits reduction under non-qualified plans), this freeze impacted all U.S.-based salaried employees and non-union hourly employees who participated in any of the plans.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. Employees, including executive officers, hired after 2005 receive a fixed 2% contribution. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze or who was hired after eligibility for the defined benefit plans was frozen in 2005. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding certain benefits for the named executive officers under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Name	Registrant Contributions in 2019(1) ($)	Aggregate Earnings/ (Loss) in 2019(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/19(3) ($)
Mr. Kesseler	75,713	58,981	—	579,836
Mr. Wood	14,109	96	—	14,205
Mr. Hollar	26,821	20,274	—	143,936
Mr. Jueckstock	—	—	—	—
Mr. Norton	50,318	—	—	50,318
Mr. Guo	35,988	2,778	—	142,583

(1)	Included in “All Other Compensation” in the Summary Compensation Table.

(2)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(3)

Includes registrant contribution amounts reported in the 2019 Summary Compensation Table for: Mr. Kesseler – $75,713 for 2019, $57,612 for 2018, and $71,507 for 2017; Mr. Wood – $14,109 for 2019; Mr. Hollar – $26,821 for 2019 and $7,454 for 2018; Mr. Norton – $50,318 for 2019; and Mr. Guo – $35,988 for 2019, $17,038 for 2018 and $18,310 for 2017.

We maintain a U.S. non-qualified defined contribution retirement plan. As described above in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our U.S. named executive officers and other senior managers became eligible to participate in this plan, with allocations under the plan calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the AIP formula, (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code and (iii) our Chief Executive Officer and former Co-Chief Executive Officer had special benefits under the plan as described above in “— Compensation Discussion and Analysis.”

Other Potential Post-Employment Compensation

The following describes potential post-employment compensation for each of our named executive officers.

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•

any person or group acquires 20% or more of our then-outstanding common stock or the combined voting power of our then-outstanding securities having general voting rights subject to limited exceptions;

•	our incumbent directors cease to constitute a majority of our Board;

•	there is a merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company; or

•	we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (a) a pro rata bonus at target (payable in a lump sum), (b) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (c) out placement services and (d) all deferred compensation (payable in a lump sum, subject to applicable plan provisions). We eliminated the tax gross up as to employees who become subject to the plan on or after January 1, 2014 and none of the named executive officers were entitled to gross-ups under the plan in 2019. Benefits under this plan are not conditioned on any action by the participant.

Under our 2006 LTIP, upon a change in control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock and restricted stock units will lapse and our LTPUs and PSUs shall be deemed fully earned on the date of the change in control and paid based on assumed achievement of targeted performance goals. Upon a change in control, the FM LTIPs provide that the committee may provide for payment of a pro-rated award at target.

Messrs. Kesseler, Wood, Hollar, Jueckstock, Norton and Guo would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2019 (assuming termination on that date, other than with respect to LTPUs, options, PSUs, restricted stock and restricted stock units, as described above, and assuming the committee elected to pay out the FM LTIPs).

Name	Severance Amount	Bonus Amount	Long Term Performance Award Payout(1)	Early Vesting of Restricted Stock, Restricted Stock Units and PSUs(2)	Other Benefits(3)	Excise Tax Gross Up(5)	Total(4)
Mr. Kesseler	$7,245,000	$1,365,000	$2,150,000	$3,691,658	$48,711	$—	$14,500,369
Mr. Wood	$7,245,000	$1,365,000	$—	$2,681,557	$48,711	$—	$11,340,268
Mr. Hollar	$2,250,000	$500,000	$300,000	$3,355,142	$59,096	$—	$6,464,238
Mr. Jueckstock	$3,610,000	$855,000	$2,511,938	$948,165	$51,813	$—	$7,976,916
Mr. Norton	$2,520,000	$560,000	$1,867,954	$716,152	$51,639	$—	$5,715,745
Mr. Guo	$2,070,000	$460,000	$590,000	$1,377,950	$58,910	$—	$4,556,860

(1)	Represents full value of all unpaid long term incentives at target and the pro rata portion of all unpaid FM LTIP awards at target that would have vested upon a change in control.

(2)

Represents the value of all unvested restricted stock and restricted stock units and the full value of all unearned PSUs at target based on the closing price of a share of our class A common stock on December 31, 2019. Includes early vesting of cash awards in the case of Messrs. Hollar and Guo.

(3)	Represents welfare benefits (medical, dental, life and disability) and outplacement services.

(4)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

(5)	Messrs. Norton, Hollar and Wood would be subject to an excise tax that is not reimbursed by the company.

Severance Benefits

If Mr. Kesseler or Mr. Wood were involuntarily terminated by us other than for disability or cause or in connection with a change in control, each would have been entitled to receive a lump sum payment equal to two times his respective annual base salary and targeted annual bonus (which lump sum amount would have been $4,830,000 for Mr. Kesseler and $4,830,000 for Mr. Wood as of December 31, 2019).

We maintain a Severance Benefit Plan that applies to all U.S. salaried, full-time employees (including officers) with at least three months of service and who are not eligible for any type of severance or termination benefit with respect to a termination covered by the Severance Benefit Plan or who is otherwise covered by any other severance plan or agreement. The Severance Benefit Plan provides benefits for eligible employees whose termination of employment occurs as a result of a “Covered Termination” (which generally means a termination by the company without cause (as defined in the plan) or termination by the employee due to constructive discharge (also as defined in the Plan). Under this plan, eligible employees who are officers and whose employment is terminated by the company without cause or due to a Constructive Discharge will be entitled to receive a severance payment in a lump sum equal to (1) one year of base salary plus target bonus and (2) a medical subsidy payment which is 52 times (or such lower number of weeks included in the severance payment) (a) the employer-paid portion of the monthly premium for medical coverage for the employee under the company’s medical plans (determined as of the termination date) divided by (b) four. Outplacement services are also provided. This plan would apply to Messrs. Hollar, Jueckstock, Norton and Guo, each of whom we expect would have received cash payments of $1,136,924, $1,816,924, $1,271,924 and $1,046,924, respectively, if his employment had been terminated by us on December 31, 2019 under circumstances not covered by another severance plan or arrangement (in addition to outplacement services). We require participants to sign a customary release to receive benefits under this plan.

In addition, certain cash awards made to Messrs. Hollar and Guo would have vested and become payable in the amounts of $2,000,000 and $500,000, respectively, in the event their employment had been terminated by us without cause.

Death or Disability

Under our AIP, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to death or disability. Under our 2006 LTIP, in the event of death or disability, all restricted stock and restricted stock units vest. For LTPUs granted in 2017 (which are payable based on our 2017 through 2019 performance) and PSUs granted in 2018 and 2019, in the event of a death or disability, the award holder will receive a pro rata payment equal to 100% of the target amount multiplied by the percentage of the performance period during which he or she was employed by us. For awards granted in 2017 and 2018 under the FM LTIP, participants may receive, in the committee’s discretion, a pro rata payout at target.

Our named executive officers would have been entitled to the following payments from us in the event of their death or disability on December 31, 2019 (assuming the committee elected to pay out the FM LTIPs):

Name	Salary Continuation		Bonus Amount	Long Term Performance Award Payout(3)	Early Vesting of Restricted Stock, Restricted Stock Units and PSUs(4)	Total
Mr. Kesseler	$459,375	(1)	$737,100	$2,150,000	$3,691,658	$7,038,133
Mr. Wood	$459,375	(1)	$—	$—	$2,681,557	$3,140,932
Mr. Hollar	$273,438	(1)	$270,000	$300,000	$3,355,142	$4,198,580
Mr. Jueckstock	$475,000	(2)	$171,000	$2,511,938	$948,165	$4,106,103
Mr. Norton	$350,000	(2)	$302,400	$1,867,954	$716,152	$3,236,506
Mr. Guo	$287,500	(2)	$280,600	$590,000	$1,377,950	$2,536,050

(1)	Represents three months’ salary continuation for disability at 100% and three months’ salary continuation for disability at 75%. The executive receives no continuation of salary upon death.

(2)	Represents six months’ salary continuation for disability at 100%. The executive would receive no continuation of salary upon death.

(3)

Includes 100% of the value of LTPUs for the 2017 through 2019 performance period at target. For Messrs. Jueckstock and Norton, includes the payout of the FM LTIP at target for the 2017 through 2019 performance period and a pro rata portion of the 2018 through 2020 performance period.

(4)

Represents the value of all unvested restricted stock and restricted stock units and the value of a pro rata portion of the unearned PSUs equal to 100% of the target amount multiplied by the percentage of the performance period during which he was employed by us, at target, based on the closing price of a share of our class A common stock on December 31, 2019. Includes early vesting of cash awards in the case of Messrs. Hollar and Guo.

Retirement

As of December 31, 2019, Mr. Jueckstock was eligible to retire under our plans. Under our AIP, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to retirement. Under our 2006 LTIP, in the event of retirement, a participant is entitled to a pro rata PSU pay out and all restricted stock and restricted stock units vest. Under the FM LTIP, a participant is not eligible for payment of an award if his or her employment is terminated due to retirement. Mr. Jueckstock would have been entitled to the following payments from us in the event of his retirement on December 31, 2019:

Name	Salary Continuation	Bonus Amount	Long Term Performance Unit Payout	Early Vesting of Restricted Stock, Stock Units and PSUs(1)	Total
Mr. Jueckstock	$—	$855,000	$—	$948,165	$1,803,165

(1)

Represents the value of all unvested restricted stock and restricted stock units and a pro rata value of PSUs at target based on the closing price of a share of our class A common stock on December 31, 2019. Actual payouts for PSUs would be based on actual performance.

Compensation-Related Risk

We believe that our compensation programs for our named executive officers and other employees incentivize the creation of stockholder value on both an annual and long-term basis. As a result, we believe our programs do not encourage excessive or inappropriate risk-taking and are not reasonably likely to have a material adverse effect on us.

Our annual cash incentives for most salaried and some hourly employees are based primarily on the achievement of EBITDA and cash flow performance, which we believe are key drivers of stockholder value. Each individual incentive target is not excessive in relation to the participant’s base salary. Subject to the discretion of the committee, these annual cash incentives are capped at 200% of target.

Payouts under our long-term incentive awards are also capped at 200% of target. They are based on (a) for periods prior to 2018, free cash flow, EBITDA and total stockholder return measures, (b) for 2018, total stockholder return measures and EVA® performance and (c) for 2019, total stockholder return measures and free cash flow performance. We believe that these measures are key indicators of the value generated for stockholders. We attempt to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve results.

We award restricted stock and restricted stock units to our senior and middle managers to further align the interests of our employees and stockholders. These awards vest over a three-year period. We believe our long-term compensation programs encourage the delivery of sustained performance over multiple periods, rather than performance in a single period.

Pay Ratio Disclosure

The following table shows (a) the median of the annual total compensation of all employees of Tenneco except our Co-Chief Executive Officers as of October 31, 2019, (b) the annual total compensation of Brian Kesseler and Roger Wood, our Chief Executive Officer and former Co-Chief Executive Officer, respectively, as shown in the Summary Compensation Table above and (c) the ratio of the amount in clause (a) to the amount in clause (b). For 2019, we calculated this ratio with regards to Mr. Kesseler and Mr. Wood, as their tenures as Co-Chief Executive Officer covered the entire year.

Total Annual Compensation for Fiscal Year 2019

Name	Total Annual Compensation ($)	Pay Ratio
Mr. Kesseler	$9,297,547	343 to 1
Mr. Wood	$7,445,546	275 to 1
Median Employee(1)	$27,104

(1)	The Median Employee is paid in Poland zloty. Compensation has been converted to U.S. Dollars based on an average exchange rate from Poland zloty to U.S. Dollar of 3.89/1.

Employees Covered

The median employee was identified based on full- and part-time employees active at our company worldwide on October 31, 2019 based on compensation paid for the period from November 1, 2018 through October 31, 2019. Seasonal employees who were not active employees on October 31, 2019, and individuals employed by third parties who work at our facilities were not included. We did not include approximately 408 individuals who became our employees upon our acquisition of Öhlins Racing A.B. on January 10, 2019.

Methodology Employed to Determine the Median Employee

We identified the median employee by examining the total cash compensation for all individuals, excluding Mr. Kesseler and Mr. Wood, employed by us on October 31, 2019. Total cash compensation includes annual wages, overtime pay, variable pay bonuses, shift differentials, additional months’ pay (for individuals in some non-U.S. countries as required by law), pay for bereavement leave, military leave, jury duty, maternity/paternity leave and payments for unused vacation time in countries or U.S. states where applicable. For any employee (except temporary employees and interns) hired during the period from November 1, 2018 to October 31, 2019 who was an active employee on October 31, 2019, the annual compensation of such individual was annualized. No cost of living adjustment was taken in determining the median employee.

Director Compensation

The following table and related narrative shows the compensation we paid for 2019 to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2019

Name	Fees Earned ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Mr. Cho*	90,000	33,385			123,385
Mr. Cozza*	30,000	29,964			59,964
Mr. Freyman	130,000	120,000			250,000
Ms. Gray*	100,000	100,000			200,000
Mr. Letham	150,000	120,000			270,000
Mr. Metcalf	130,000	120,000			250,000
Mr. Porter	140,000	120,000			260,000
Mr. Price	140,000	120,000			260,000
Mr. Sherrill	320,000	120,000	4,627	(1)	444,627
Mr. Stecko*	56,044	120,000			176,044
Ms. Warner	130,000	120,000			250,000

*

Mr. Cho became a director on April 1, 2019. Keith Cozza ceased serving as a director on April 1, 2019. Ms. Gray became a director on March 1, 2019. Paul J. Stecko ceased serving as a director on May 15, 2019.

(1)	Represents a tax gross up payment to Mr. Sherrill in 2019 in connection with spousal travel on aircraft chartered by the company in 2018, while he served as our Executive Chairman.

Fee Structure

In establishing outside director compensation, each year the Nominating and Governance Committee reviews a market analysis prepared by Meridian that reviews our outside directors’

compensation in relation to outside director compensation at the same peer group companies used for purposes of executive compensation benchmarking. The analysis reviews retainers, meeting fees, committee fees, equity award and total compensation, and also covers stock ownership guidelines, the prevalence of equity grants and leadership additional compensation. Tenneco’s outside director compensation is at the median of the peer group companies. For 2019, each outside director was paid an annual cash retainer fee of $120,000 for service on the Board, each committee chair received an additional $20,000 fee, and directors serving on two or more committees received an additional $10,000 fee. Mr. Sherrill is entitled to an additional fee of $200,000 per year in respect of his service as non-executive Chairman. The outside directors also received reimbursement of their expenses for attending meetings of the Board and its committees. The fees are generally paid in cash but, at the option of the director may be deferred as described below.

Stock Grants

In 2019, each outside director received a stock grant award with a target value of $120,000.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of his or her cash retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include common stock equivalents, which may be paid out in either cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The common stock equivalents are issued at 100% of the fair market value on the date of the grant.

Compensation Committee Interlocks and Insider Participation

As of April 1, 2020, Messrs. Metcalf, Freyman and Stevens and Ms. Gray serve on the Compensation Committee. Prior to that date, Messrs. Freyman, Letham and Price and Ms. Warner served on the Compensation Committee. All the members of the Compensation Committee meet the independence standards for compensation committee membership under the NYSE listing standards, and no member was an officer or employee of the company or a former officer or employee of the company. No member of the Compensation Committee serving during 2019 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During 2019, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s Form 10-K for the year ended December 31, 2019 and in this proxy statement.

Compensation Committee

David B. Price, Jr. — Chair (committee service until April 1, 2020)

Thomas C. Freyman

Dennis J. Letham (committee service until April 1, 2020)

Jane L. Warner (committee service until April 1, 2020)

REPORT OF AUDIT COMMITTEE

Report

The Audit Committee has furnished the following report:

•

The Audit Committee is comprised of three directors and operates under a written charter and all of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards;

•

The Board has designated each of Messrs. Letham and Freyman as an “audit committee financial expert” under the applicable SEC rules and all of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

•

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2019 with our management and with PricewaterhouseCoopers LLP (“PwC”), our independent public accountants for fiscal year 2019;

•	The Audit Committee has, after careful consideration of the best interests of our stockholders, chosen PwC as our independent public accountants for fiscal year 2020;

•

The Audit Committee engages in an annual evaluation of PwC’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism, and the Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm;

•

Among other things, in evaluating and selecting PwC as the company’s independent public accountants for 2020, the Audit Committee considered PwC’s independence, professional skepticism and objectivity, the quality and candor of PwC’s communications with the Audit Committee and management, the quality and efficiency of the services provided by PwC, the depth of PwC’s understanding of the company’s business, operations and systems, including the potential effect on the financial statements of major risk and exposures facing the company and the level of engagement and value provided by PwC;

•

The Audit Committee has reviewed and discussed the effectiveness of our internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of our internal control over financial reporting with management, PwC and our Vice President of Internal Audit;

•

The Audit Committee has discussed with PwC the matters required to be discussed with the Audit Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees;

•

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence from our company;

•

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit-related and tax fees are compatible with maintaining their independence; and

•

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for our company for the fiscal year ended December 31, 2019 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

Dennis J. Letham — Chair (until April 1, 2020)

Thomas C. Freyman (committee Chair effective April 1, 2020)

Jane L. Warner

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (ITEM 2)

The Board recommends that you vote FOR this proposal.

The financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to examine our consolidated financial statements for the year ending December 31, 2020, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. PwC has served as our independent public accountants since 2010. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate audit, audit-related and tax fees and expenses billed to us for the fiscal years ended December 31, 2019 and 2018 by PwC. PwC provided no other services to us for those years.

Audit and Tax Fees and Expenses	2019	2018
Audit fees(a)	$12,954,000	$12,984,000
Audit-related fees(b)	$1,217,000	$687,150

Total audit and audit-related fees	$14,171,000	$13,671,150
Tax fees(c)	$1,300,000	$880,600
All other fees(d)	$4,000	$0

	$15,475,000	$14,551,750

(a)	Audit services in 2019 and 2018 consisted of:

•        Audit of our annual financial statements, including audits of subsidiary financial statements required by local country laws, and in 2018, audit fees associated with the acquisition of Federal-Mogul;

•        Audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•        Reviews of our quarterly financial statements; and

•        Comfort letters, consents and other services related to SEC matters.

(b)	Audit-related services in 2019 and 2018 consisted of:

•        Audit fees in support of the preparation of certain carve-out financial statements; and

•        Professional services in connection with procedures related to various other accounting consultations and attestation reports.

(c)

Tax services in 2019 and 2018 consisted primarily of tax compliance (e.g., tax return preparation) and other tax advice on transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings.

(d)	“All Other Fees” consist principally of software license fees related to accounting research tools.

In considering the nature of the services provided by PwC for 2019 and 2018, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and our management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee maintains a pre-approval policy regarding the provision of non-audit services by our independent public accounting firm. All of the services performed by PwC in 2019 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that our independent auditor may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by our independent auditor in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. The Audit Committee will monitor the Service List as necessary, but no less than on a quarterly basis. Any proposed service exceeding 110% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVE EXECUTIVE COMPENSATION IN AN ADVISORY VOTE (ITEM 3)

The Board recommends that you vote FOR approval of the compensation of our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on the compensation of our named executive officers. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to endorse, not endorse or abstain from voting on our executive compensation programs and policies. This vote is not intended to address any specific item of compensation but, rather, the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years.

Our executive compensation program is designed to attract and retain officers of the highest qualifications, experience and ability and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving EBITDA and cash flow, TSR and EVA®. The Compensation Committee, to which we refer as the “committee,” believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management. The key features of our executive compensation program include:

•

Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual cash incentive compensation and equity compensation. This reinforces a results-oriented management culture with the overarching goal of enhancing stockholder value.

•

Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. in the range of the 50th percentile compensation for target performance).

•

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. As of March 4, 2020, our executive officers collectively beneficially owned approximately 1.17% of our outstanding common stock, which significantly aligns their interests with the interests of our stockholders.

•	Our committee has directly retained and receives advice from Meridian Compensation Partners, LLC, an independent compensation consulting firm that provides no other services to our company.

As noted in the Compensation Discussion and Analysis of this proxy statement, we believe our compensation program for our named executive officers has been effective in driving our financial results in 2019.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, the 2019 compensation of Tenneco’s named executive officers as disclosed in the Proxy Statement for the 2020 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and will take these matters into consideration when making future compensation decisions for named executive officers.

APPROVE THE AMENDED AND RESTATED 2006 LTIP (ITEM 4)

The Board recommends that you vote FOR approval of the Amended and Restated 2006 LTIP.

We are asking our stockholders to approve the Tenneco Inc. 2006 Long Term Incentive Plan, as amended and restated (“Amended and Restated 2006 LTIP”), which if approved, will change the number of shares available for issuance under the 2006 LTIP pursuant to equity awards granted thereunder to 7,150,000 (which represents an increase of approximately 4,150,000 from the number of shares available for issuance under the 2006 LTIP prior to the amendment).

Our current long-term incentive compensation plan, the Tenneco Inc. 2006 Long Term Incentive Plan (“2006 LTIP”), was originally adopted in 2006 and amended in 2009, 2013 and 2018.

Our Board is seeking to amend and restate the 2006 LTIP to ensure our continued ability to offer equity-based incentives to employees, non-employee directors and other persons providing services to Tenneco or its subsidiaries. Our Board believes this type of compensation is critical to our ability to attract and retain highly qualified individuals and otherwise attain our goals, while also aligning these individuals’ interests with those of our stockholders. However, our Board does not believe we have sufficient shares available for future delivery under the 2006 LTIP to accomplish these purposes. Accordingly, Tenneco is seeking approval of the Amended and Restated 2006 LTIP in order to have shares available to issue equity awards to appropriately retain and incentivize our employees.

The following table includes information regarding outstanding equity awards and shares available for future awards under our existing equity compensation plans as of March 4, 2020:

Total stock options outstanding	122,484
Weighted-average exercise price of stock options outstanding	$56.23
Weighted-average remaining contractual term of stock options outstanding	0.9
Total full value awards outstanding(1)	3,359,369
Shares remaining available for grant under the 2006 LTIP(2)	369,367
Total shares of class A common stock outstanding	57,413,086

(1)

Includes 9,079 outstanding shares of restricted stock, 2,010,896 shares underlying outstanding restricted stock unit awards, and 597,475 shares underlying outstanding unvested Performance Share Unit awards. The number of shares subject to outstanding Performance Share Unit awards assumes performance at the maximum level.

(2)

Assumes outstanding Performance Share Unit awards vest at the maximum level. For each full value award granted under the 2006 LTIP on or after May 15, 2013 (the “Prior Approval Date”), the number of shares remaining available for grant under the 2006 LTIP has been reduced by 1.49 shares.

The number of shares currently available for grant under the 2006 LTIP, based on the rate at which we used shares under the 2006 LTIP for the last five years, will be exhausted in 2020. In developing the size of the share pool and request for additional shares, we were mindful of the pool’s potentially dilutive impact on our stockholders. In that regard, we are proposing a share pool that, in terms of size and expected duration, falls within industry practice. Further, our Board has historically approved share repurchase programs authorizing the repurchase of our outstanding class A common stock in an effort to improve returns to our stockholders as well as to offset dilution from shares issued to employees. We did not repurchase any shares of our class A common stock under our most recent repurchase program in 2018 or 2019. Any future share repurchase programs will be subject to the approval of our Board and any constraints under our financing agreements.

Accordingly, on March 10, 2020, our Board approved and adopted the Amended and Restated 2006 LTIP subject to approval at the Annual Meeting. The number of shares that may be issued pursuant to equity awards granted under the Amended and Restated 2006 LTIP has been changed to 7,150,000 (which represents an increase of approximately 4,150,000 from the number of shares available for issuance under the 2006 LTIP prior to the amendment). Other technical and conforming changes were also made to the Amended and Restated 2006 LTIP.

Our Board is submitting the Amended and Restated 2006 LTIP as a single proposal to our stockholders for approval at the Annual Meeting. Stockholder approval of the Amended and Restated 2006 LTIP is required by the rules of the NYSE.

Summary of the Terms of the Amended and Restated 2006 LTIP

The following is a summary of the principal features of the Amended and Restated 2006 LTIP, including the amendment described above. If approved at the Annual Meeting, the effective date of the amendment will be March 10, 2020, provided that any awards made after that date and prior to the date on which the Amended and Restated 2006 LTIP is approved by our stockholders (sometimes referred to herein as the “Approval Date”) will be subject to the terms and conditions of the 2006 LTIP. A copy of the Amended and Restated 2006 LTIP is attached hereto as Annex A and is hereby incorporated into this proxy statement by reference. Stockholders are urged to read the actual text of the Amended and Restated 2006 LTIP in its entirety.

Types of Awards

The grant of a benefit or award under the Amended and Restated 2006 LTIP is referred to as an “Award.” The types of Awards that may be granted under the Amended and Restated 2006 LTIP are incentive stock options (“ISOs”), non-qualified stock options (“NQOs”, which together with ISOs are referred to collectively as “Options”), stock appreciation rights (“SARs”), Full Value Awards (including restricted stock, restricted stock units, performance shares and performance units), and Cash Incentive Awards, each as described in more detail below.

Administration of the Amended and Restated 2006 LTIP; Participation

The authority to control and manage the operation and administration of the Amended and Restated 2006 LTIP generally will be vested in a committee of our Board (the “Committee”), which is selected by our Board and must consist of two or more members of our Board and persons who are independent for purposes of applicable securities exchange listing requirements. Unless removed by our Board or unless said Committee no longer exists or does not satisfy the securities exchange listing requirements or for other reasons determined by our Board, our Compensation Committee will be the Committee for purposes of this Amended and Restated 2006 LTIP. If the Committee does not exist, or for any other reason determined by our Board, our Board may take any action under the Amended and Restated 2006 LTIP that would otherwise be the responsibility of the Committee; provided, however, that in the event that there is no Committee, only members of our Board who are independent directors will take action with respect to grants to employees.

Notwithstanding any other provision of the Amended and Restated 2006 LTIP to the contrary, with respect to any Awards to directors, the Committee shall be the Board. Subject to the terms of the Amended and Restated 2006 LTIP, the Committee determines from among the Eligible Individuals (as defined below) who will receive Awards, the number of shares of class A common stock subject to the Awards and the exercise price and other terms of the Awards. The persons eligible to receive Awards (“Eligible Individuals”) are employees of Tenneco or its subsidiaries or other persons providing services to Tenneco or its subsidiaries and members of our Board; provided that ISOs may only be granted to an employee of Tenneco or certain of its corporate subsidiaries.

As of March 4, 2020, there were approximately 84,000 persons who would be considered Eligible Individuals for purposes of the Amended and Restated 2006 LTIP (including contract and interim employees), although under our existing policies there are only 1,331 employee participants and 10 non-employee director participants in the 2006 LTIP. The consideration to be received by us for the granting of Awards under the Amended and Restated 2006 LTIP is service to Tenneco or its subsidiaries. An Eligible Individual who is granted an Award under the Amended and Restated 2006 LTIP is referred to as a “participant” in the Amended and Restated 2006 LTIP.

Available Shares and Share Information; Limitations on Awards

If approval of the Amended and Restated 2006 LTIP is obtained, the total number of shares that will be available for issuance under the Amended and Restated 2006 LTIP will be equal to 7,150,000. Shares covered by an Award will only be counted as used to the extent they are actually used. A share of class A common stock issued in connection with any Award under the Amended and Restated 2006 LTIP will reduce the total number of shares under the Amended and Restated 2006 LTIP by one; provided that a share of class A common stock issued as a Full-Value Award under the Amended and Restated 2006 LTIP will reduce the total number of shares of class A common stock available for issuance under the Amended and Restated 2006 LTIP by 1.49. Any shares of class A common stock that (1) are subject to an Award under the Amended and Restated 2006 LTIP or (2) are subject to awards that were granted under the 2006 LTIP and that are outstanding on the Approval Date, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash (collectively referred to as “Recycled Shares”) will be available for grant under the Amended and Restated 2006 LTIP. Generally, Recycled Shares will be added back to the shares reserved for issuance under the Amended and Restated 2006 LTIP on a one for one basis; provided, however, that shares attributable to any Full Value Award granted under the 2006 LTIP after May 13, 2009 and prior to May 15, 2013 (the “Prior Approval Date”) will be added back on a 1.25 for one basis and Recycled Shares attributable to any Full Value Award granted under the 2006 LTIP on and after the Prior Approval Date and any Full Value Award granted under the Amended and Restated 2006 LTIP will be added back on a 1.49 for one basis. Shares that are not issued or delivered as the result of the net settlement of an Option or SAR, shares used to pay the exercise price or withholding taxes relating to an Award or shares repurchased on the open market with the proceeds of the exercise price will not again be available for Awards under the Amended and Restated 2006 LTIP. To the extent provided by the Committee, any Award under the Amended and Restated 2006 LTIP may be settled in cash rather than shares of class A common stock. Substitute Awards (as defined below) shall not reduce the number of share of class A common stock that may be issued under the Amended and Restated 2006 LTIP or that may be covered by Awards granted to any one participant during any period pursuant to these limitations (and shares subject to Substitute Awards that expire, are forfeited or cancelled or otherwise terminate without the issuance of shares will not be added back to the shares of class A common stock available for issuance under the Amended and Restated 2006 LTIP). The term “Substitute Award” means an

Award granted or shares of class A common stock issued by the company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the company or any subsidiary or with which the company or any subsidiary combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under the provisions of the Amended and Restated 2006 LTIP relating to prohibitions on repricing of Awards.

The maximum number of shares that may be delivered under the Amended and Restated 2006 LTIP pursuant to ISOs is 7,150,000. The following limits will apply: (1) with respect to the grant of an Award to any one individual in any one calendar year, no more than 350,000 shares of class A common stock may be subject to any Options or SAR and no more than 200,000 shares of class A common stock may be subject to any Full Value Award, and (2) with respect to a Cash Incentive Award, the maximum amount payable to any participant with respect to any twelve-month performance period will be $8,000,000 (pro-rated for performance periods that are greater or lesser than twelve months). The sum of any cash compensation or other compensation and the value of any Awards granted to an outside director as compensation for services as an outside director during the period beginning on the date of one regular annual meeting of our stockholders until the date of the next regular annual meeting of our stockholders may not exceed $700,000. The Committee may make exceptions to this limit for individual outside directors in exceptional circumstances, as the Committee may determine in its sole discretion, provided that the outside director receiving such additional compensation may not participate in the decision to award such compensation. If the Award is denominated in shares of class A common stock but an equivalent amount of cash is delivered in lieu of the shares, the foregoing individual limits will be applied based on the methodology used by the Committee to convert the number of shares of class A common stock to cash. If the Awards are denominated in cash but an equivalent amount of stock is delivered in lieu of delivery of cash, these limits shall be applied based on the methodology used by the Committee to convert the amount of cash into shares of class A common stock. If the delivery of shares of class A common stock or cash is deferred until after the class A common stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period will be disregarded.

The shares with respect to which Awards may be made under the Amended and Restated 2006 LTIP will be shares of class A common stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by Tenneco as treasury shares, including shares of class A common stock purchased in the open market or in private transactions.

If a participant’s right to become vested in an Award is conditioned on the completion of a specified period of service with Tenneco or any of its subsidiaries being required, then the required period of service shall be at least one year, except if accelerated in the event of the participant’s death or disability, retirement, involuntary termination, or change in control. The foregoing minimum service requirements do not apply to Awards granted under the Plan with respect to shares of class A common stock (a) which do not exceed, in the aggregate, five percent of the total number of shares reserved for issuance under the Plan, (b) Awards granted in lieu of other compensation, (c) Awards that are a form of payment of earned performance awards or other incentive compensation provided that the performance period relating to such performance or incentive awards was at least one year, and (d) new hire awards.

As of March 25, 2020, we had an aggregate of 57,463,358 shares of class A common stock and 23,793,669 shares of class B non-voting common stock outstanding. The closing price per share of class A common stock on March 25, 2020, as reported by the NYSE, was $4.20.

Options and SARs

The grant of an “Option” under the Amended and Restated 2006 LTIP entitles the participant to purchase shares of class A common stock at an exercise price established by the Committee. The Committee also will determine whether an Option is an ISO or an NQO, provided that an Option will be deemed to be an NQO unless it is specifically designated by the Committee as an ISO and/or to the extent it does not otherwise satisfy the requirements for an ISO. A SAR entitles the participant to receive, in cash or shares of class A common stock, value equal to the excess of: (i) the fair market value of a specific number of shares of class A common stock at the time of exercise; over (ii) an exercise price established by the Committee.

The “Exercise Price” of each Option and SAR granted is established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that no Exercise Price may be less than 100% of the Fair Market Value (as determined in accordance with the Amended and Restated 2006 LTIP and generally equal to the average of the highest and lowest sale prices of a share of class A common stock on the date of the determination) of a share of class A common stock on the date of grant (or, if greater, the par value of a share of class A common stock).

An Option and SAR may, but need not, be granted in tandem. If an Option is granted in tandem with a SAR, the exercise price of both the Option and the SAR will be the same, and the exercise of the corresponding tandem SAR or Option will cancel with corresponding tandem SAR or Option with respect to such share. If a SAR is granted in tandem with an Option, but is granted after the grant of the Option, or if an Option is in tandem with a SAR but is granted after the grant of the SAR, the later granted tandem Award will have the same exercise price as the earlier granted Award, but in no event less than the fair market value of a share of class A common stock at the time of such grant.

The expiration date with respect to an Option or SAR will be established by the Committee at the time of the grant, but will not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates (unless otherwise determined otherwise by the Committee): (a) if the participant’s termination occurs by reason of death, disability or retirement, the three-year anniversary of such termination; (b) if the participant’s termination occurs for reasons other than retirement, death, disability or cause, the termination date; and (c) if the participant’s termination occurs for reasons of cause, the day preceding the participant’s termination date.

Options and SARs may be subject to such other terms and conditions, not inconsistent with the Amended and Restated 2006 LTIP, as determined by the Committee.

No Repricing

The exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Amended and Restated 2006 LTIP be surrendered to Tenneco as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award (except for either adjustments related to the corporate transactions or reductions in the exercise price approved by our stockholders). Unless approved by our stockholders, no Option or SAR granted under the Amended and Restated 2006 LTIP may be surrendered to us in consideration for a cash payment if, at the time of surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of class A common stock.

Full Value Awards and Cash Incentive Awards

A “Full Value Award” is a grant of one or more shares of class A common stock or a right to receive one or more shares of class A common stock in the future (including restricted stock, restricted stock units, performance shares and performance units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a participant’s previously performed services or surrender or other compensation that may be due.

These awards may also be subject to other conditions or restrictions as determined by the Committee. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards have not been earned or vested.

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or at the Committee’s discretion, shares of class A common stock having value equivalent to the cash otherwise payable) that is contingent upon continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a participant’s previously performed services or surrender or other compensation that may be due.

Transferability

Except as otherwise provided by the Committee, Awards under the Amended and Restated 2006 LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

Certain Adjustments

In the event of a corporate transaction involving Tenneco (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust the terms of the Amended and Restated 2006 LTIP and Awards to preserve the benefits or potential benefits of the Amended and Restated 2006 LTIP or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Amended and Restated 2006 LTIP or Awards may include: (i) adjustment of the number and kind of shares which may be delivered under the Amended and Restated 2006 LTIP (including adjustments to the number and kind of shares that may be granted to an individual during a specified time); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the class A common stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

Amendment or Termination

Our Board may, at any time, amend or terminate the Amended and Restated 2006 LTIP, and may amend any award agreement thereunder, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any Award granted under the Amended and Restated 2006 LTIP prior to the date such amendment is adopted. Adjustments made as a result of certain corporate events (described above) are not subject to the foregoing limitations. Notwithstanding the foregoing, amendments to the Amended and Restated 2006 LTIP that (a) expand the group of eligible individuals, (ii) modify the anti-repricing provisions), (iii) increase the number of shares reserved for issuance, (iv) increase the number of shares reserved for the issuance of ISOs, and (iv) amendments for which approval of Tenneco’s stockholders is required by law or the rules of any stock exchange on which the Common Stock is listed, in any case, will not be effective unless approved by the Tenneco’s stockholders.

Change in Control

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless the Committee otherwise provides in any award agreement: (a) Options and SARs will become immediately vested and exercisable and will remain exercisable for the lesser of 36 months following such change in control or the remaining maximum term of such Award; (b) any period of restriction and restrictions imposed on Full Value Awards will lapse; and (c) the target payout opportunities attainable under Full Value Awards and Cash Incentive Awards will be deemed to have been fully earned as of the effective date of the change in control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each participant holding any such Award will be entitled to be paid in cash, within 30 days after the change in control (or such later date required under Code Section 409A), the total of the fair market value, determined as of immediately prior to such change in control, of any such Award held.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows, as of March 4, 2020, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance (excluding shares in column (a))(1)
Equity compensation plans approved by security holders:
2006 Long-Term Incentive Plan (as amended)	3,350,290	$32.06	369,367

(1)	Reflects the number of shares of class A common stock. Does not include 200,040.74 shares that may be issued in settlement of stock equivalent units that were (i) credited to outside directors as payment for their retainer and other fees or (ii) credited to any of our executive officers who have elected to defer a portion of their compensation. In general, these units are settled in cash. At the option of Tenneco, however, the units may be settled in shares of class A common stock.

(2)

Does not include 9,079 shares subject to outstanding restricted stock awards (vest over time), that were issued at weighted average grant date fair values of $57.92, all as of March 4, 2020. Under this plan, as of March 4, 2020, a maximum of 369,367 shares remained available for delivery under full value awards (i.e., bonus stock, stock equivalent units, performance share units, restricted stock and restricted stock units).

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to Awards under the Amended and Restated 2006 LTIP, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Amended and Restated 2006 LTIP. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

ISOs. Generally, the grant of an ISO will not result in taxable income to the participant or a deduction for Tenneco. The exercise of an ISO will not result in taxable income to the participant or a deduction for Tenneco provided that the participant was, without a break in service, an employee of Tenneco and its eligible corporate subsidiaries during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of class A common stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of class A common stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of class A common stock equal to the fair market value of the shares of class A common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of class A common stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of class A common stock, then, upon disposition of such shares of class A common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and Tenneco will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to Tenneco, at the time of the disposition of the shares of class A common stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of class A common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of class A common stock over the exercise price. If the amount realized exceeds the value of the shares of class A common stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of class A common stock.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of class A common stock given up and the identical number of shares of class A common stock received under the Option. That number of shares of class A common stock will take the same basis and, for capital gain purposes, the same holding period as the shares of class A common stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of class A common stock to receive ISO treatment. class A common stock received in excess of the number of shares of class A common stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of class A common stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of class A common stock received from the exchange, it will be treated as a disqualifying disposition of the shares of class A common stock with the lowest basis.

If the exercise price of an ISO is paid with shares of class A common stock acquired through a prior exercise of an ISO, gain will be realized on the shares of class A common stock given up (and will be taxed as ordinary income) if those shares of class A common stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of class A common stock received.

NQOs. Generally, the grant of an NQO will not result in taxable income to the participant or a deduction for Tenneco. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of class A common stock acquired over the exercise price for those shares of class A common stock, and Tenneco will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of class A common stock will be treated as capital gains and losses, with the basis in such shares of class A common stock equal to the fair market value of the shares of class A common stock at the time of exercise.

The exercise of an NQO through the delivery of previously acquired class A common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of class A common stock surrendered and the identical number of shares of class A common stock received under the Option. That number of shares of class A common stock will take the same basis and, for capital gains purposes, the same holding period as the shares of class A common stock that are given up. The value of the shares of class A common stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of class A common stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of class A common stock determined at the time of exercise.

SARs. Generally, a participant will not realize any taxable income upon the grant of a SAR and Tenneco will not be entitled to a deduction. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of class A common stock received by the participant as a result of such exercise. Tenneco will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of class A common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time and Tenneco will be entitled to a corresponding deduction. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions and Tenneco will be entitled to a corresponding deduction. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income and Tenneco will not be entitled to a deduction upon the grant of the award.

Participants will generally recognize ordinary income and Tenneco will be entitled to a corresponding deduction when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the information included or incorporated in the sections of this proxy statement entitled “Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-579-1639 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal (unrelated to a director nomination under our proxy access By-Law provision) to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2021, the proposal must be received by December 2, 2020.

In addition, the proxy access By-Law provision adopted by the Board allows qualifying stockholders to include their director nominees in the company’s proxy materials under certain circumstances by giving adequate and timely notice to the Corporate Secretary. A stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) can nominate a candidate or candidates for election to the Board at an annual meeting of stockholders, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. In order for such nominees to be included in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws. Our By-Laws state that, to be timely, the notice and certain related information must be delivered to our principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date that the company’s proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or after the first anniversary of the most recent annual meeting of stockholders, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting of stockholders and the 10th day following the day on which public announcement of the date of such meeting is first made by the company. Therefore, to be timely under our By-Laws, a proxy access proposal for the 2021 annual meeting of stockholders must be delivered not earlier than November 2, 2020 and not later than December 2, 2020.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

Other Stockholder Proposals and Director Nominations — By-Laws

With respect to stockholder proposals not included in the company’s proxy statement and form of proxy, the notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2021 annual meeting of stockholders not included by or at the direction of the Board must be received no earlier than the close of business on January 12, 2021, and no later than the close of business on February 11, 2021. Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

The Nominating and Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth elsewhere in this proxy statement, based on whether the candidate was recommended by a stockholder. Separate from our proxy access By-law, a stockholder of our company may nominate persons for election to the Board at an annual meeting of stockholders if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices within the time period described in the prior paragraph. Following verification of the stockholder’s status, the Nominating and Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed in this proxy statement to determine whether the nominee is qualified for service on our Board before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Nominating and Governance Committee, a person nominated by a stockholder for election to the Board is treated like any other potential candidate during the review process by the Nominating and Governance Committee.

Brandon B. Smith

Corporate Secretary

The company has made available to you its Form 10-K which you may access by following the instructions contained elsewhere in this proxy statement under the heading “Important Notice Regarding the Availability of Proxy Materials.” We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

APPENDIX A TO 2020 PROXY STATEMENT: AMENDED AND RESTATED 2006 LTIP

TENNECO INC.

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective March 10, 2020)

ARTICLE 1

GENERAL

1.1.    History, Purpose and Effective Date. The Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) was established by Tenneco Inc. (the “Company”) to: (a) promote the long-term success of the Company and its Subsidiaries (as defined herein); (b) attract and retain persons eligible to participate in the Plan; (c) motivate Participants (as defined herein), by means of appropriate incentives, to achieve long-range goals; (d) provide incentive compensation opportunities that are competitive with those of other similar companies; (e) further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and (f) thereby promote the growth in value of the Company’s equity and enhancement of long-term stockholder return. The Plan has been amended from time to time and the following provisions constitute an amendment, restatement and continuation of the Plan as of the date on which the Board adopts the amendment and restatement, the “Effective Date” of the Plan as set forth herein.

1.2.    Operation, Administration, and Definitions. The operation and administration of the Plan shall be vested in the Committee, as described in Article 7. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the provisions of Article 2 hereof).

1.3.    Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, including without limitation transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

ARTICLE 2

DEFINED TERMS

As used in this Plan, the following capitalized terms shall have the meanings set forth or referenced below.

  (a)    Approval Date. The term “Approval Date” means the date on which the Plan, as amended and restated as set forth herein, is approved by the Company’s stockholders.

  (b)    Award. The term “Award” means any award or benefit granted under the Plan.

  (c)    Award Agreement. The term “Award Agreement” shall have the meaning set forth in Section 8.9.

  (d)    Board. The term “Board” means the Board of Directors of the Company.

  (e)    Cash Incentive Award. The term “Cash Incentive Award” shall have the meaning set forth in Section 4.2.

  (f)     Change in Control. The term “Change in Control” means any of the following events (but no event other than one of the following events):

 (i)    any person, alone or together with any of its affiliates or associates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) twenty percent (20%) or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights, and a majority of the Incumbent Board does not approve the acquisition, or (B) forty percent (40%) or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this paragraph (i) solely because the requisite percentage of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

 (ii)    members of the Incumbent Board cease to constitute a majority of the Board; or

 (iii)    the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, or the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets (any such transaction, a “Business Combination”) without all or substantially all of the persons who are the beneficial owners of the then outstanding shares of the Common Stock (“Outstanding Common Stock”) or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination constituting the beneficial owners, directly or indirectly, of fifty percent (50%) or more of, respectively, the outstanding shares of Common Stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or

 (iv)    the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

  (g)    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision shall include reference to any successor provision.

  (h)    Committee. The term “Committee” has the meaning set forth in Section 7.1.

  (i)     Common Stock. The term “Common Stock” means the Company’s class A voting common stock, par value $0.01 per share.

  (j)     Company. The term “Company” has the meaning set forth in Section 1.1.

  (k)    Director. The term “Director” means a member of the Board who is not an employee of the Company or any Subsidiary.

  (l)     Effective Date. The term “Effective Date” has the meaning set forth in Section 1.1.

 (m)   Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, any consultant or other person providing services to the Company or a Subsidiary and any member of the Board; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary.

 (n)    Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 (o)    Exercise Price. The term “Exercise Price” has the meaning set forth in Section 3.3.

 (p)    Expiration Date. The term “Expiration Date” has the meaning set forth in Section 3.8.

 (q)     Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Common Stock as of any date, the following rules shall apply:

 (i)    If the Common Stock is at the time listed or admitted to trading on any securities exchange, then the Fair Market Value shall be the average of the highest and lowest sales prices of a share of Common Stock on that date (or, if such day is not a business day, the immediately preceding business day) on the principal exchange or market on which the shares of Common Stock are then listed or admitted to trading.

 (ii)    If the Common Stock is not at the time listed or admitted to trading on a securities exchange, the Fair Market Value as of that date shall be the average of the highest and lowest prices of a share of Common Stock on that date (or, if such day is not a business day, the immediately preceding business day) as reported in the over-the-counter market or as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

 (iii)    If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the shares of Common Stock shall be determined in good faith by the Committee.

  (r)     Full Value Award. The term “Full Value Award” has the meaning set forth in Section 4.1.

  (s)    Incumbent Board. The “Incumbent Board” shall consist of the following persons:

 (i)     the members of the Board on the Effective Date, to the extent that they continue to serve as members of the Board; and

 (ii)    any individual who becomes a member of the Board after the Effective Date, (A) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Board or (B) if his or her election or nomination for election as a director is approved by a vote of at least a majority of the then Incumbent Board, except that a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not be considered a member of the Incumbent Board for purposes of this subparagraph (B).

  (t)     ISO. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

  (u)    NQO. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in Code Section 422(b).

  (v)    Option. The term “Option” has the meaning set forth in subsection 3.1(a).

  (w)   Outside Director. “Outside Director” means a director of the Company who is not an officer or employee of the Company or any of its Subsidiaries.

  (x)    Participant. The term “Participant” has the meaning set forth in Section 1.3.

  (y)    Plan. The term “Plan” has the meaning set forth in Section 1.1.

  (z)    Prior Approval Date. The term “Prior Approval Date” means May 15, 2013.

  (aa)  Prior Plan. The term “Prior Plan” means the Tenneco 2006 Long-Term Incentive Plan as in effect at the relevant time prior to the Effective Date.

  (bb)  Recycled Shares. The term “Recycled Shares” has the meaning set forth in subsection 5.1(b)(ii).

  (cc)  SAR. The term “SAR” has the meaning set forth in subsection 3.1(b).

  (dd)  Subsidiary. The term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee. For purposes of the grant of ISOs, the term “Subsidiary” means a subsidiary corporation within the meaning of Code Section 424(f).

  (ee)  Substitute Award. The term “Substitute Award” means an Award granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under the provisions of Section 3.6.

  (ff)    Termination Date. The term “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and its Subsidiaries and ceases to perform material services for the Company and its Subsidiaries (whether as a director or otherwise), regardless of the reason for the cessation; provided, however, that a Participant’s “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or a Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to a Director, “Termination Date” means date on which the Director’s service as an Director terminates for any reason.

  (gg)  2006 Plan. The term “2006 Plan” means the Tenneco Inc. 2006 Long-Term Incentive Plan as in effect immediately prior to the Effective Date.

ARTICLE 3

OPTIONS AND SARS

3.1.    Certain Definitions.

  (a)    The grant of an “Option” under the Plan entitles the Participant to purchase shares of Common Stock at an Exercise Price established by the Committee. Any Option granted under this Article 3 may be either an ISO or an NQO, as determined in the discretion of the Committee. Notwithstanding the foregoing, an Option will be deemed to be an NQO unless it is specifically designated by the Committee as an ISO and/or to the extent that it does not otherwise satisfy the requirements for an ISO.

  (b)    A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or shares of Common Stock, value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee.

3.2.    Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Article 3 and shall determine the number of shares of Common Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan.

3.3.    Exercise Price. The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

3.4.    Exercise. An Option and an SAR granted under this Article 3 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee not inconsistent with the Plan; provided, however, that no Option or SAR shall be exercisable after the Expiration Date with respect thereto.

3.5.    Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

  (a)    Subject to the following provisions of this Section 3.5, the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement not disapproved by the Committee and described in subsection 3.5(c), payment may be made as soon as practicable after the exercise).

  (b)    Subject to applicable law, the Exercise Price shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price; (iii) by a combination of (i) and (ii); or (iv) by any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

  (c)    Except as otherwise provided by the Committee, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

As soon as practicable following exercise, including payment of the Exercise Price, certificates representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

3.6.    No Repricing. Except for either adjustments pursuant to Section 5.2 (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock.

3.7.    Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Common Stock at the time of such grant.

3.8.    Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

  (a)    if the Participant’s Termination Date occurs by reason of death, disability or retirement, the three-year anniversary of such Termination Date;

  (b)    if the Participant’s Termination Date occurs for reasons other than retirement, death, disability or cause, the Termination Date; or

  (c)    if the Participant’s Termination Date occurs for reasons of cause, the day preceding the Participant’s Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any securities exchange on which the Common Stock is listed).

ARTICLE 4

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

4.1.    Full Value Awards. A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, performance shares, and performance units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not been earned or vested.

4.2.    A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

ARTICLE 5

SHARES RESERVED AND LIMITATIONS

5.1.    Plan and Other Limitations. The Awards that may be granted under the Plan shall be subject to the following:

  (a)    The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of Common Stock purchased in the open market or in private transactions.

  (b)    Subject to the provisions of Section 5.2, the maximum number of shares of Common Stock that may be issued with respect to Awards under the Plan from and after the Approval Date shall be equal to 7,150,000. Notwithstanding the foregoing:

 (i)    Shares of Common Stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one; provided, however, that Full Value Awards granted under the Plan on and after the Prior Approval Date shall reduce the total number of shares of Common Stock available for issuance under the Plan by 1.49.

 (ii)    Any shares of Common Stock (A) that are subject to Awards granted under the Plan or (B) that are subject to awards granted under the Prior Plan that are outstanding on the Approval Date, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash, shall be again available for grant under the Plan (the shares described in subparagraphs (A) and (B), collectively, “Recycled Shares”).

 (iii)    The following shares of Common Stock may not be treated as Recycled Shares and may not again be made available for issuance as Awards under the Plan pursuant to this subsection 5.2(b): (A) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (B) shares of Common Stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award; (C) shares of Common Stock repurchased on the open market with the proceeds of the Exercise Price, and (D) shares subject to Substitute Awards.

 (iv)    Recycled Shares shall be added to the number of shares reserved on a one for one basis; provided, however, that (A) Recycled Shares attributable to any Full Value Award granted under the Prior Plan after May 13, 2009 and prior to the Prior Approval Date shall be added back on a 1.25 for one basis and (B) Recycled Shares attributable to any Full Value Award granted under the Prior Plan on and after the Prior Approval Date and any Full Value Award granted under the Plan on and after the Prior Approval Date shall be added back on a 1.49 for one basis.

  (c)    Except as expressly provided by the terms of this Plan, the issuance by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

  (d)    Substitute awards shall not reduce the number of share of Common Stock that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to subsection 5.1(g).

  (e)    To the extent provided by the Committee, any Award may be settled in cash rather than shares of Common Stock.

  (f)    The maximum number of shares of Common Stock that may be delivered to Participants pursuant to ISOs is 7,150,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

  (g)    Subject to Section 5.2, the following additional maximums are imposed under the Plan:

 (i)    No more than 350,000 shares of Common Stock may be subject to Options and SARs granted to any one individual during any one calendar year. For purposes of this subsection 5.1(g), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this subsection 5.1(g).

 (ii)    No more than 200,000 shares of Common Stock may be subject to Full Value Awards granted to any one individual during any one calendar year (regardless of whether settlement of the Award is to occur prior to, at the time of or after the time of vesting).

 (iii)    The maximum amount payable to any Participant with respect to any twelve month performance period under a Cash Incentive Award shall equal $8,000,000 (prorated for performance periods that are greater or lesser than twelve months).

 (iv)    The sum of any cash compensation or other compensation and the value of any Awards granted to an Outside Director as compensation for services as an Outside Director during the period beginning on the date of one regular annual meeting of our stockholders until the date of the next regular annual meeting of our stockholders may not exceed $700,000. The Committee may make exceptions to this limit for individual Outside Directors in exceptional circumstances, as the Committee may determine in its sole discretion, provided that the Outside Director receiving such additional compensation may not participate in the decision to award such compensation.

If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the limits of this subsection 5.1(g) shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash. If the Awards are denominated in cash but an equivalent amount of stock is delivered in lieu of delivery of cash, the limits of this subsection 5.1(g) shall be applied based on the methodology used by the Committee to convert the amount of cash into shares of shares of Common Stock If the delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period shall be disregarded.

5.2.    Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Plan or Awards under this Section 5.2 may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described above); (b) adjustment of the number and kind of shares subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Options and SARs; and (d) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

5.3.    Special Vesting Rules. Except for (a) Awards granted under the Plan with respect to shares of Common Stock which do not exceed, in the aggregate, five percent of the total number of shares of Common Stock reserved for issuance pursuant to Section 3.1, (b) Awards granted in lieu of other compensation, (c) Awards that are a form of payment of earned performance awards or other incentive compensation provided that the performance period relating to such performance or incentive awards was at least one year, and (d) new hire awards, if a Participant’s right to become vested in an Award is conditioned on the completion of a specified period of service with the Company or any Subsidiaries being required, then the required period of service shall be at least one year, except if accelerated in the event of the participant’s death or disability, retirement, involuntary termination, or change in control.

ARTICLE 6

CHANGE IN CONTROL

6.1.    Generally. Subject to the provisions of Section 5.2 (relating to certain adjustments), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless otherwise provided by the Committee in the Award Agreement, upon the occurrence of a Change in Control:

  (a)    any and all outstanding Options and SARs granted hereunder shall become immediately vested and exercisable and shall remain exercisable for the lesser of 36 months following such Change in Control or the remaining maximum term of such Award (regardless of whether the applicable Participant’s employment or directorship is terminated upon or after such Change in Control);

  (b)    any period of restriction and restrictions imposed on outstanding Full Value Awards granted hereunder shall lapse; and

  (c)    the target payout opportunities attainable under all outstanding Full Value Awards and Cash Incentive Awards granted hereunder shall be deemed to have been fully earned as of the effective date of the Change in Control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each Participant holding any such Award shall be entitled to be paid, within 30 days after the Change in Control (or such later date required under Code Section 409A), the total of the fair market value, determined as of immediately prior to such Change in Control, of any such Award which he or she held immediately prior to such Change in Control.

ARTICLE 7

COMMITTEE

7.1.    Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 7. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable securities exchange listing requirements. Unless removed by the Board or unless said committee no longer exists or does not satisfy the foregoing requirements or for other reasons determined by the Board, the Company’s Compensation Committee shall be the Committee for purposes of this Plan. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that in the event that there is no Committee, only members of the Board who are independent directors shall take action pursuant to this sentence with respect to grants to employees.

7.2.    Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

  (a)    Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Common Stock or other amounts covered by the Awards, to establish the terms, conditions, performance measures and targets, restrictions and other provisions of such Awards, to cancel or suspend Awards modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award.

  (b)    Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

  (c)    Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

  (d)    In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law.

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Code Section 409A.

7.3.    Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4.    Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

7.5.    Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

ARTICLE 8

MISCELLANEOUS

8.1.    Approval Date and Effect on 2006 Plan. The Plan, as amended and restated shall be effective as of the Effective Date; provided, however, that Awards granted after the Effective Date and prior to the Approval Date shall be subject to the terms and conditions of the 2006 Plan. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date. Any awards made under the Prior Plan shall continue to be subject to the terms of the Prior Plan. Prior to the Approval Date (or if the Approval Date does not occur), Awards may continue to be made under the 2006 Plan.

8.2.    General Restrictions. Delivery of shares of Common Stock or other amounts under the Plan shall be subject to the following:

  (a)    Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

  (b)    In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

  (c)    To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.

8.3.    Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of shares of Common Stock under this Section 8.3 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the

Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Section 8.3 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.

8.4.    Grant and Use of Awards. Subject to the terms and conditions of the Plan, in the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion shares of common stock of which is acquired by the Company or a Subsidiary). The Committee may use available shares of Common Stock hereunder as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

8.5.    Dividends and Dividend Equivalents. An Award (other than an Option or a SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Common Stock subject to the Award (both before and after the shares of Common Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or shares of Common Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock or Common Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Awards that have not been earned or vested.

8.6.    Settlement and Payments. Awards may be settled through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment (other than Option or SAR and to the extent permitted by Code Section 409A), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

8.7.    Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.8.    Form and Time of Elections; Notices. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.9.    Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or a Subsidiary (as applicable the “Award Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document is an “Award Agreement” regardless of whether any Participant signature is required.

8.10.    Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange) by a duly authorized officer of such company.

8.11.    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

8.12.    Limitation of Implied Rights.

(a)    Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)    The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Common Stock are registered in his name.

8.13.    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.14.    Governing Law. The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of

Illinois and applicable federal law; provided, however, that any issues relating to the issuance of Common Stock shall be governed by the laws of the State of Delaware.

8.15.     Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

8.16.    Foreign Individuals. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Subsidiary operates or has employees. The foregoing provisions of this Section 8.16 shall not be applied to increase the share limitations of Article 5 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s stockholders.

8.17.    Code Section 409A. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

8.18.    Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on shares of Common Stock or cash acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares or cash and forfeiture restrictions based on service, performance, Common Stock ownership by the Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any awards under the Plan and any shares of Common Stock or cash issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

8.19.    Misconduct. If the Committee determines that a present or former employee has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the

Company or any Subsidiary; (b) breached any contract with or violated any fiduciary obligation to the Company or any Subsidiary; or (c) engaged in any conduct which the Committee determines is injurious to the Company or its Subsidiaries, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan; provided, however, that following the occurrence a Change in Control, no outstanding awards under the Plan shall be subject to forfeiture pursuant to this Section 8.19.

ARTICLE 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or Committee may amend any Award Agreement; provided, however, that no amendment or termination of the Plan or amendment of any Award Agreement may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or Committee, as applicable). Notwithstanding the foregoing, (a) adjustments pursuant to Section 5.2 shall not be subject to the foregoing limitations of this Article 9, and (b) amendments (i) expanding the group of Eligible Individuals, (ii) to the provisions of Section 3.6 (relating to Option and SAR repricing), (iii) increasing the number of shares reserved under the Plan, (iv) increasing the number of shares reserved for the issuance of ISOs, and (iv) amendments for which approval of the Company’s stockholders is required by law or the rules of any stock exchange on which the Common Stock is listed, in any case, will not be effective unless approved by the Company’s stockholders. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan as it deems necessary or desirable to conform to Code Section 409A. Notwithstanding the foregoing, neither the Company nor the Subsidiaries guarantee that Awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders May 12, 2020

Tenneco Inc.

500 North Field Drive, Lake Forest, Illinois 60045

April 1, 2020

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held on Tuesday, May 12, 2020, at 10:00 a.m., Central Time. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing the proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote via mail, telephone or internet by 11:59 p.m. Eastern Time on May 7, 2020 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the election of the nominees for director named in the proxy statement

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2020

•	FOR the approval, in an advisory vote, of the company’s executive compensation

•	FOR the approval of the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated

•	In the discretion of the Trustee on all other matters as may be properly brought before the Annual Meeting

If you do not timely return your executed form of proxy to the Trustee, or do not timely provide your vote via telephone or internet, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions, or provide your vote via telephone or internet, at your earliest opportunity. For your convenience, a return envelope is enclosed.

Your Benefits Committee

TENNECO

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D08083-P38563-Z76726

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNECO INC.

1. Elect the following 11 director nominees:

Nominees:	For	Against	Abstain
1a. Roy V. Armes	☐	☐	☐
1b. SungHwan Cho	☐	☐	☐
1c. Thomas C. Freyman	☐	☐	☐
1d. Denise Gray	☐	☐	☐
1e. Brian J. Kesseler	☐	☐	☐
1f. Dennis J. Letham	☐	☐	☐
1g. James S. Metcalf	☐	☐	☐
1h. Aleksandra A. Miziolek	☐	☐	☐
1i. Gregg M. Sherrill	☐	☐	☐
1j. Charles K. Stevens, III	☐	☐	☐
1k. Jane L. Warner	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 11, 2020 for shares held directly and by 11:59 P.M. EDT on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/TEN2020You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 11, 2020 for shares held directly and by 11:59 P.M. EDT on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.TENNECO INC.500 N. FIELD DRIVELAKE FOREST, IL 60045ATTN: BRANDON B. SMITHD08083-P38563-Z76726TENNECO INC.The Board of Directors recommends you vote FOR the following:1. Elect the following 11 director nominees:For AgainstAbstain Nominees:!!! 1a. Roy V. ArmesFor AgainstAbstain!!!!!! 1b. SungHwan Cho 1j. Charles K. Stevens, III!!!!!! 1c. Thomas C. Freyman 1k. Jane L. Warner!!!The Board of Directors recommends you vote FOR proposals 2, 3 and 4.AbstainFor Against 1d. Denise Gray!!!!!!2. Ratify appointment of PricewaterhouseCoopers LLP as independent public accountants for 2020. 1e. Brian J. Kesseler!!!!!!3. Approve executive compensation in an advisory vote. 1f. Dennis J. Letham4. Approve the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated.!!!!!! 1g. James S. MetcalfNOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).!!! 1h. Aleksandra A. Miziolek!!! 1i. Gregg M. SherrillPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Form 10-K and 401k Letter are available at www.proxyvote.com.D08084-P38563-Z76726TENNECO INC.THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The Stockholder(s) hereby appoint(s) Brian J. Kesseler and Brandon B. Smith, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. CDT on May 12, 2020, held virtually at www.virtualshareholdermeeting.com/TEN2020, and any postponement(s) or adjournment(s) thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS TWO, THREE AND FOUR.NOTE TO PARTICIPANTS IN THE 401K PLANIf you are a stockholder under the 401k Plan voting online or by phone, the voting deadline is 11:59 p.m. EDT on May 7, 2020. If you are a stockholder under the 401k Plan voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent the day before the voting cutoff date.Continued and to be signed on reverse side